As filed with the Securities and Exchange Commission on April 10, 2013

Registration No. 333-187779

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

FORM S-1

REGISTRATION STATEMENT

under

The Securities Act of 1933

Chuy’s Holdings, Inc.

(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	5812 (Primary Standard industrial Classification Code Number)	20-5717694 (I.R.S. Employer Identification Number)

1623 Toomey Rd.

Austin, Texas 78704

(Address, including zip code, of Registrant’s principal executive offices)

Steven J. Hislop

President and Chief Executive Officer

Chuy’s Holdings, Inc.

1623 Toomey Road

Austin, Texas 78704

(512) 473-2783

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Charles T. Haag, Esq. Jones Day 2727 N. Harwood Street Dallas, Texas 75201 Telephone: (214) 220-3939 Facsimile: (214) 969-5100	Marc D. Jaffe, Esq. Ian D. Schuman, Esq. Latham & Watkins LLP 885 3rd Avenue New York, New York 10022 Telephone: (212) 906-1200 Facsimile: (212) 751-4864

Approximate date of commencement of proposed sale to the public:

As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED	AMOUNT TO BE REGISTERED(1)	PROPOSED MAXIMUM OFFERING PRICE PER SHARE(2)	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE(1)(2)	AMOUNT OF REGISTRATION FEE(3)
Common Stock, par value $0.01 per share	3,450,000	$32.13	$110,848,500	$15,120

(1)	Includes shares of common stock that may be sold pursuant to the underwriter’s option to purchase additional shares.
(2)	Estimated solely for the purpose of computing the amount of the registration fee. In accordance with Rule 457(c) under the Securities Act of 1933, as amended, the price shown is the average of the high and low selling price of the common stock on April 2, 2013, as reported on The Nasdaq Global Select Market.
(3)	The registration fee was previously paid.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED APRIL 10, 2013

The information contained in this preliminary prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

3,000,000 Shares

Chuy's
MEXICAN FOOD

Chuy's Holdings, Inc.

Common Stock

The selling stockholders identified in this prospectus are offering 3,000,000 shares of our common stock. We will not receive any of the proceeds from the sale of shares by the selling stockholders. Our common stock is listed on the Nasdaq Global Select Market under the symbol "CHUY." The last sale price of our common stock on April 10, 2013, as reported by the Nasdaq Global Select Market, was $33.40 per share.

Investing in our common stock involves a high degree of risk. Please read "Risk Factors" beginning on page 16 of this prospectus.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

We are an "emerging growth company" under the federal securities laws and are subject to reduced public company reporting requirements.

	PER SHARE	TOTAL
Public Offering Price	$	$
Underwriting Discounts and Commissions(1)		
Proceeds to Selling Stockholders, before expenses		

(1) We refer you to "Underwriting" beginning on page 54 of this prospectus for additional information regarding underwriting compensation.

Delivery of the shares of common stock is expected to be made on or about , 2013. The selling stockholders have granted the underwriters an option for a period of 30 days to purchase an additional 450,000 shares of our common stock. If the underwriters exercise the option in full, the total underwriting discounts and commissions payable by the selling stockholders will be $ and the total proceeds to the selling stockholders, before expenses, will be $.

Jefferies **Baird**

KeyBanc Capital Markets **Raymond James** **Stephens Inc.**

Prospectus dated , 2013

Locations

Texas

Arlington
Austin (4)
College Station
Dallas
Denton
Fort Worth
Houston (3)
Humble
Katy
Lubbock
Plano (2)
Round Rock
San Antonio (2)
Selma
Shenandoah
Tyler
Waco
Webster

Alabama

Birmingham

Florida

Gainesville
Kissimmee

Georgia

Atlanta

Indiana

Clarksville

Kentucky

Bowling Green
Florence
Lexington
Louisville

Oklahoma

Norman
Tulsa

Tennessee

Cool Springs
Knoxville
Murfreesboro
Nashville (2)

Virginia

Richmond

Chuy's
TEX MEX
Chuy's
Chuy's
Chuy's

Enchiladas RECO

All enchiladas are rolled to order with your choice of Mexican rice

Add a crispy taco & guacai

Chuy's Special............
An authentic New Mexican hand-pulled chicken, cheese

Classic Tex-Mex........
Cheese & onion with Tex-M

Chicka-Chicka Bo
Freshly-roasted, hand-p roasted New Mexican

Veggie........................
Spinach, onions, zucchir cheese in homemade bl

Deluxe Chicken....
Freshly-roasted, hand-p

Southwestern ......
A New Mexican tradi chicken, cheese & Gr

CUSTOM ENCHIL
Seasoned ground sir

Fajitas Our pep

Your choice of beef, chic handmade flour tortillas, rice & refried beans

#1 Cor Chee taco,

#2 The Beef sear

#3 Ta Se

#4 R Yc

#5 C

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Appetizers

Chile Con Queso.................... $ 5.89
Homemade blend of melted cheese, Green Chile sauce and Ranchero sauce

Queso Compuesto.................... $ 6.89
Chile con queso with seasoned ground sirloin, guacamole and pico de gallo

Guacamole.................... $ 5.69
A creamy blend of fresh avocados and Salsa Fresca

Nachos.................... $ 6.49
Freshly made tostada chips layered with refried beans, cheese & jalapeños with lettuce & tomato

Special Nachos.................... $ 7.49
Same as above with guacamole & pico de gallo

Panchos.................... $ 8.69
Special nachos with your choice of fajita chicken, fajita beef or seasoned ground sirloin

Quesadillas.................... $ 6.79
Handmade flour tortillas stuffed with cheese, green chiles & onion. Served with guacamole, sour cream & pico de gallo

Deluxe Quesadillas.................... $ 7.89
Same as above with fajita chicken

Appetizer Plate.................... $ 9.29
Chile con queso, nachos, deluxe quesadillas, chicken flautas, guacamole & sour cream

Salads & Soups

Taco Salad.................... $ 8.29
Homemade tortilla bowl with fresh, mixed salad greens, tomatoes, cheese, guacamole & your choice of fajita chicken, fajita beef or seasoned ground sirloin

Grilled Chicken Salad.................... $ 8.49
Fajita chicken, tomatoes & avocados on a bed of fresh, mixed salad greens

Mexi-Cobb Salad.................... $ 8.49
Fajita chicken, green chiles, cheese, avocados & tomatoes on a bed of fresh, mixed salad greens

Large Dinner Salad.................... $ 4.99
Tomatoes, cucumbers and fresh, mixed salad greens

Tortilla Soup small $ 3.99 large $ 6.89
Chuy's famous recipe. Homemade chicken broth with freshly-roasted, hand-pulled chicken, avocado, roasted corn, green chiles, tomatoes & cilantro, topped with cheese and tortilla strips

Tex-Mex Salad Combinations.................... $ 8.29
Large Dinner Salad with your choice of:
Enchilada / **Deluxe Quesadillas**
Mini Burrito / **Tortilla Soup**

Salad Dressings, made fresh daily:
Creamy Jalapeño, Honey Mustard, Cilantro Vinaigrette & Ranch

Chuy's Deluxe T-shirts – Our own super soft, 100% cotton shirts made famous on MTV, at the Olympics & around the world!

Famous "Big As Yo' Face" Burritos

A homemade, 12" flour tortilla stuffed with refried beans, cheese and your choice of the following. Served with your choice of sauce & your choice of Mexican rice or green chile rice.

Bean & Cheese.................... $ 7.89
Seasoned Ground Sirloin.................... $ 7.99
Fresh, Oven-Roasted Chicken.................... $ 8.99
Fajita Chicken or Fajita Beef.................... $ 9.29

Tacos

Served with your choice of Mexican rice or green chile rice & refried or charro beans.

Soft Tacos.................... $ 7.99
Handmade flour tortillas with lettuce, cheese, pico de gallo & guacamole
Guacamole **Fajita Chicken** **Seasoned Ground Sirloin**

Crispy Tacos.................... $ 7.99
Hand-formed corn tortillas filled with seasoned ground sirloin, lettuce, cheese & tomatoes

Tacos Al Carbon.................... $ 9.59
Freshly made flour tortillas filled with fajita chicken or beef, grilled onions and green chiles

Baja Tacos.................... $ 8.79
Freshly made flour tortillas with your choice of lightly battered and fried fish or shrimp, cilantro, red cabbage and Creamy Jalapeño

House Specialties

Served with your choice of Mexican rice or green chile rice & refried or charro beans.

Chile Rellenos
An authentic New Mexican favorite. A fresh Anaheim pepper, fire-roasted and filled with your choice of the following. Battered and fried to perfection. Drizzled with sour cream.

Cheese with Ranchero sauce.................... $ 8.99
Seasoned Ground Sirloin with Ranchero sauce.... $ 9.29
Fresh, Oven-Roasted Chicken & Cheese with Deluxe Tomatillo sauce.................... $ 9.49
Shrimp & Cheese with Deluxe Tomatillo sauce ... $ 9.49

Chuychanga.................... $ 8.99
A fried flour tortilla filled with fresh, oven-roasted chicken, cheese, cilantro & green chiles, garnished with sour cream & your choice of sauce

Steak Burrito.................... $ 9.49
A handmade, 12" flour tortilla stuffed with sliced grilled steak & cheese, topped with spicy Hatch Green Chile sauce. Served with green chile rice & charro beans

Chicken Flautas.................... $ 7.99
Homemade corn tortillas filled with freshly-roasted, hand-pulled chicken, rolled, fried and drizzled with our smoky, red chipotle sauce. Served with guacamole and sour cream

Elvis Green Chile Fried Chicken.................... $ 8.99
A Chuy's original. A tender chicken breast breaded with Lay's® potato chips, deep fried and smothered in Green Chile sauce and cheddar cheese. Served with green chile rice and refried beans

© Chuy's Opco, Inc. 1993-2012

Denotes meatless plates

15% gratuity added to p...

www.chuys.com

Chuy's
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TEX MEX
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CHUY'S
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MEXICAN FOOD
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You should rely only on the information contained in this prospectus or in any free writing prospectus that we authorize to be distributed to you. We have not, and the underwriters have not, authorized anyone to provide you with additional or different information. This document may only be used where it is legal to sell these securities. You should assume that the information contained in this prospectus is accurate only as of the date of this prospectus.

i

Basis of Presentation

We operate on a 52- or 53-week fiscal year that ends on the last Sunday of the calendar year. Each quarterly period has 13 weeks, except for a 53-week year when the fourth quarter has 14 weeks. Our 2010 and 2011 fiscal years each consisted of 52 weeks. Our 2012 fiscal year consisted of 53 weeks. Fiscal years are identified in this prospectus according to the calendar year in which the fiscal year ends. For example, references to “2012,” “fiscal 2012,” “fiscal year 2012” or similar references refer to the fiscal year ended December 30, 2012.

References to comparable restaurants in this prospectus include restaurants operating in and following the first full quarter following the 18th month of operations. As of December 25, 2011 and December 30, 2012, we had 18 and 24 comparable restaurants, respectively.

Unless otherwise indicated, the information presented in this prospectus is based on the assumption that the underwriters will not exercise their option to purchase additional shares. Unless otherwise indicated, all references to “dollars” and “$” in this prospectus are to, and amounts are presented in, U.S. dollars.

Unless otherwise specified or the context otherwise requires, the references in this prospectus to “our company,” “the Company,” “us,” “we” and “our” refer to Chuy’s Holdings, Inc. together with its subsidiaries.

Unless otherwise indicated or the context otherwise requires, financial and operating data in this prospectus reflects the consolidated business and operations of Chuy’s Holdings, Inc. and its wholly owned subsidiaries.

Initial Public Offering and Reverse Stock Split

On July 27, 2012, we completed our initial public offering (“IPO”) of our common stock. We issued 6,708,332 shares, including 874,999 shares sold to the underwriters pursuant to their overallotment option. We received net proceeds from the offering of approximately $78.1 million (after estimated offering expenses). In connection with our IPO, on July 11, 2012, we amended our certificate of incorporation to effect a 2.7585470602469:1 reverse stock split of our common stock, series A preferred stock, series B preferred stock and series X preferred stock. Concurrent with the reverse stock split, we adjusted the number of shares subject to, and the exercise price of, our outstanding stock option awards under the Amended and Restated 2006 Stock Option Plan such that the holders of the options were in the same economic position both before and after the reverse stock split. On July 27, 2012, we amended and restated our certificate of incorporation to convert each outstanding share of our series A preferred stock, series B preferred stock and series X preferred stock into our common stock on a 1:1 basis. Unless otherwise indicated, all share data gives effect to the reverse stock split, the adjustment of the terms of our outstanding options and the conversion of our preferred stock.

Industry and Market Data

This prospectus includes industry and market data that we derived from internal company records, publicly available information and industry publications and surveys, such as reports from KNAPP-TRACK, the National Restaurant Association and Technomic, Inc. Industry publications and surveys generally state that the information contained therein has been obtained from sources believed to be reliable. We believe this data is accurate in all material respects as of the date of this prospectus. You should carefully consider the inherent risks and uncertainties associated with the industry and market data contained in this prospectus.

KNAPP-TRACK is a monthly sales and guest count tracking service for the full service restaurant industry in the United States, which tracks over 10,400 restaurants with over $32.1 billion in total sales. Each monthly KNAPP-TRACK report aggregates the change in comparable restaurant sales and guest counts compared to the same month in the preceding year from the competitive set of participants in the full service restaurant industry. We and other restaurants use the data included in the monthly KNAPP-TRACK report as one way of benchmarking our performance.

Trademarks and Copyrights

We own or have rights to trademarks or trade names that we use in connection with the operation of our business, including our corporate names, logos and website names. In addition, we own or have the rights to copyrights, trade secrets and other proprietary rights that protect the content of our products and the formulations for such products. Solely for convenience, some of the trademarks, trade names and copyrights referred to in this prospectus are listed without the ©, ® and ™ symbols, but we will assert, to the fullest extent under applicable law, our rights to our copyrights, trademarks and trade names.

ii

PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere or incorporated by reference from our Annual Report on Form 10-K (“Form 10-K”) in this prospectus and is qualified in its entirety by the more detailed information and the consolidated financial statements and the related notes to those statements incorporated by reference in this prospectus. Because it is a summary, it does not contain all of the information that you should consider before investing in our common shares. You should read this prospectus and the information incorporated by reference herein carefully, including the section entitled “Risk Factors” included elsewhere in this prospectus and the consolidated financial statements and the related notes to those statements incorporated by reference herein.

Business Overview

Chuy’s is a fast-growing, full-service restaurant concept offering a distinct menu of authentic, freshly-prepared Mexican and Tex Mex inspired food. We were founded in Austin, Texas in 1982 by Mike Young and John Zapp, who we refer to as our Founders, and, as of December 30, 2012, we operated 39 Chuy’s restaurants across Texas, Tennessee, Kentucky, Alabama, Indiana, Georgia, Florida and Oklahoma with an average unit volume of $5.0 million for our 24 comparable restaurants for the twelve months ended December 30, 2012. Our restaurants have a common décor, but we believe each location is unique in format, offering an “unchained” look and feel, as expressed by our motto “If you’ve seen one Chuy’s, you’ve seen one Chuy’s!” We believe our restaurants have an upbeat, funky, eclectic, somewhat irreverent atmosphere while still maintaining a family-friendly environment. We are committed to providing value to our customers through offering generous portions of made-from-scratch, flavorful Mexican and Tex Mex inspired dishes. We believe our employees are a key element of our culture and set the tone for a fun, family-friendly atmosphere with attentive service.

We have grown the total number of Chuy’s restaurants from eight locations as of December 30, 2007 to 42 locations as of April 9, 2013, representing a compound annual growth rate of 36.8%. We opened eight restaurants in 2012. We have opened three restaurants year to date through April 9, 2013, including our first in Virginia, and plan to open an additional five to six restaurants in 2013. From fiscal year 2007 to the twelve months ended December 30, 2012, our annual revenue increased from $42.1 million to $172.6 million and our Adjusted EBITDA increased from $5.7 million to $25.5 million, representing compounded annual growth rates of 32.5% and 34.8%, respectively. Over the same period, our net income (loss) increased from ($0.9 million) to $5.5 million. For a reconciliation of Adjusted EBITDA, a non-GAAP term, to net income, see footnote 4 to “—Summary Historical Financial and Operating Data.” Our change in comparable restaurant sales has outperformed the KNAPP-TRACK™ index of casual dining restaurants for each of the last five years. In the 52 week period ended December 23, 2012, comparable restaurant sales increased 2.8%, or 2.2% excluding the impact of an extra 1.5 operating days in 2012 because of the timing of the Christmas holiday, over the same period during the prior year. We believe the broad appeal of the Chuy’s concept, historical unit economics and flexible real estate strategy enhance the portability of our concept and provide us opportunity for continued expansion.

We offer the same core menu during lunch and dinner, which was created using recipes from families and friends of our Founders, and includes enchiladas, fajitas, tacos, burritos, combination platters and daily specials, complemented by a variety of appetizers, soups and salads. Each of our restaurants also offers a variety of homemade sauces made from scratch daily in every restaurant, including the signature Hatch green chile and creamy jalapeño sauces, all of which provide our customers with an added ability to customize their orders. Our menu offers considerable value to our customers, with only three out of 49 menu items priced over $10.00 as of December 30, 2012. We also offer a full-service bar in all of our restaurants providing our customers a wide variety of beverage offerings, featuring a selection of specialty cocktails including our signature on-the-rocks margaritas made with fresh, hand-squeezed lime juice and the Texas Martini, a made-to-order, hand-shaken cocktail served with jalapeño-stuffed olives. For the twelve months ended December 30, 2012, alcoholic beverages constituted 19.2% of our total restaurant sales.

While the layout in each of our restaurants varies, we maintain distinguishable elements across our locations, including hand-carved, hand-painted wooden fish imported from Mexico, a variety of vibrant Mexican folk art, a “Nacho Car” that provides complimentary chips, salsa and chile con queso in the trunk of a classic car, vintage hubcaps hanging from the ceiling, colorful hand-made floor and wall tile and festive metal palm trees. Our restaurants range in size from 5,300 to 12,500 square feet, with seating for approximately 225 to 400 customers. Nearly all of our restaurants feature outdoor patios. We design our restaurants to have flexible seating arrangements that allow us to cater to families and parties of all sizes. Our brand strategy of having an “unchained” look and feel allows our restaurants to establish their own identity and provides us with a flexible real estate model, which includes ground-up prototypes and conversions of existing structures. Our restaurants are open for lunch and dinner seven days a week, serving approximately 7,500 customers per location per week or 400,000 customers per location per year, on average.

Our Business Strengths

Over our 30-year operating history, we have developed and refined the following strengths:

Fresh, Authentic Mexican and Tex Mex Inspired Cuisine. Our goal is to provide unique, authentic Mexican and Tex Mex inspired food using only the freshest ingredients. We believe we serve authentic Mexican and Tex Mex inspired food based on our recipes, ingredients, cooking techniques and food pairings, which originated from our Founders’ friends and families from Mexico, New Mexico and Texas. Every day in each restaurant, we roast and hand pull whole chickens, hand roll fresh tortillas, squeeze fresh lime juice, prepare fresh guacamole from whole avocados and make all nine to eleven of our homemade sauces using high-quality ingredients. We believe this commitment to made-from-scratch, freshly prepared cooking results in great tasting, high-quality food, a sense of pride among our restaurant employees and loyalty among our customers. We believe our commitment to serving high-quality food is also evidenced by us serving only Choice quality beef and fresh ingredients. We believe our servers and kitchen staff are highly proficient in executing the core menu and capable of satisfying large quantities of custom orders, as the majority of our orders are customized.

Considerable Dining Value with Broad Customer Appeal. We are committed to providing value to our customers through offering generous portions of flavorful Mexican and Tex Mex inspired dishes using fresh, high-quality ingredients. We believe our menu offers a considerable value proposition to our customers, with only three out of our 49 menu items priced over $10.00 as of December 30, 2012. Further highlighting our value proposition, for the twelve months ended December 30, 2012, our average check was $13.18. Although our core demographic is ages 21 to 44, we believe our restaurants appeal to a broad spectrum of customers and will continue to benefit from trends in consumers’ preferences. We believe consumers are craving bold, spicy and flavorful foods, like those featured in our core offering, and there is increasing demand for fresh, authentic Mexican and Tex Mex inspired food combined with a fun and festive dining experience. We believe we are also an attractive venue for families and other large parties, and consider many of our restaurants to be destination locations, drawing customers from as far as 30 miles away.

Upbeat Atmosphere Coupled with Irreverent Brand Helps Differentiate Concept. As stated in our motto “If you’ve seen one Chuy’s, you’ve seen one Chuy’s!” each of our restaurants is uniquely designed. However, most share a few common elements – hand-carved, hand-painted wooden fish, vintage hubcaps hanging from the ceiling, colorful hand-made floor and wall tile, palm trees crafted from scrap metal and a variety of colorful Mexican folk art, most of which is imported from Mexico. Additionally, virtually all restaurants feature a complimentary self-serve “Nacho Car,” a hollowed-out, customized classic car trunk filled with fresh chips, salsa and chile con queso. We believe these signature elements, combined with attentive service from our friendly and energetic employees, create an upbeat ambience with a funky, eclectic and somewhat irreverent atmosphere. Our restaurants feature a fun and energetic mix of rock and roll rather than traditional Mexican-style music. Many of our restaurants have added unique, local elements such as a special wall of photos featuring customers with their friends, families and dogs, which we believe have allowed our customers to develop a strong sense of pride and ownership in their local Chuy’s.

Deep Rooted and Inspiring Company Culture. We believe the Chuy’s culture is one of our most valuable assets, and we are committed to preserving and continually investing in our culture and restaurant experience. Since our founding in 1982, we believe we have developed close personal relationships with our customers, employees and vendors. We emphasize a fun, passionate and authentic culture and support active social responsibility and involvement in local communities. We believe our employees and customers share a unique energy and passion for our concept. We are proud of our annual employee turnover rate at comparable restaurants, which as of December 30, 2012, was approximately 22% for managers and 70% for hourly employees, and our goal of promoting 40% of restaurant-level managers from within, as well as our solid base of repeat customers.

In order to retain our unique culture as we grow, we devote substantial resources to identifying, selecting and training our restaurant-level employees. We typically have ten in-store trainers at each existing location who provide both front- and back-of-the-house training on site. We also have an approximately 20-week training program for all of our restaurant managers, which consists of an average of 11 weeks of restaurant training and eight to nine weeks of “cultural” training, in which managers observe our established restaurants’ operations and customer interactions. We believe our focus on cultural training is a core aspect of our company and reinforces our commitment to the Chuy’s brand identity. In conjunction with our training activities, we hold “Culture Clubs” four times or more per year, as a means to fully impart the Chuy’s story through personal appearances by our Founders.

Flexible Business Model with Industry Leading Unit Economics. We have a long standing track record of consistently producing high average unit volumes relative to competing Mexican concepts, as well as established casual dining restaurants. For the twelve months ended December 30, 2012, our comparable restaurants, on a 52 week basis, generated average unit volumes of $5.0 million, with our highest volume restaurant generating $8.0 million and our lowest volume restaurant generating $3.2 million. We maintain strong Restaurant-Level EBITDA margins at our comparable restaurants, which for the twelve months ended December 30, 2012 represented 22.6% of revenue. For a reconciliation of Restaurant-Level EBITDA, a non-GAAP term, to net income, see footnote 4 to “—Summary Historical Financial and Operating Data.” We have opened and operated restaurants in Texas, the Southeast and the Midwest and achieved attractive rates of return on our invested capital, providing a strong foundation for expansion in both new and existing markets. Under our investment model, our new restaurant openings have historically required a net cash investment of approximately $1.8 million. For our new unit openings, we estimate that each ground-up buildout of our prototype will require a total cash investment of $1.7 million to $2.5 million (net of estimated tenant incentives of between zero and $0.8 million). We estimate that each conversion will require a total cash investment of $2.0 million to $2.2 million. We target a cash-on-cash return beginning in the third operating year of 40%, and a sales to investment ratio of 2:1 for our new restaurants. On average, returns on new units opened since 2001 have exceeded these target returns in the second year of operations.

Experienced Management Team. We are led by a management team with significant operational experience. Our senior management team has an average of approximately 29 years of restaurant industry experience and our 40 general managers, as of December 30, 2012, have an average tenure at Chuy’s of approximately seven years. In 2007, we hired our CEO and President, Steve Hislop. Mr. Hislop is the former President of O’Charley’s Restaurants, where he spent 19 years performing a variety of functions, including serving as Concept President and a member of the board of directors, and helped grow the business from 12 restaurants to a multi-concept company with 347 restaurants during his tenure. Since Mr. Hislop’s arrival in 2007, we have opened 34 new restaurants, as of April 9, 2013, and entered eight new states.

Our Business Strategies

Pursue New Restaurant Development. We plan to open new restaurants in both established and adjacent markets across Texas, the Southeast and the Midwest where we believe we can achieve high unit volumes and attractive unit level returns. We believe the broad appeal of the Chuy’s concept, historical unit economics and flexible real estate strategy provide us opportunity for continued expansion. Our new restaurant development will consist primarily of conversions of existing structures, with ground up construction of our prototype in select locations. We have grown our restaurant base through a challenging economic environment. In 2010, we opened six new restaurants including three locations outside of Texas: Murfreesboro, Tennessee; Birmingham, Alabama; and Louisville, Kentucky. In 2011, we opened eight new restaurants, including our first restaurants in Indiana and Georgia. We opened eight restaurants in 2012, including our first restaurants in Oklahoma and Florida. Each of these restaurants opened at high unit volumes with attractive returns. Our restaurants opened since 2001 that have been in operations for more than two years have generated average cash-on-cash returns of greater than 40% in the second year of operations. We have opened three restaurants year to date through April 9, 2013, including our first in Virginia, and plan to open an additional five to six restaurants in 2013. From January 1, 2013 through the end of 2017, we expect to open a total of 59 to 64 new restaurants.

Deliver Consistent Comparable Restaurant Sales Through Providing High-Quality Food and Service. We believe we will be able to generate comparable restaurant sales growth by consistently providing an attractive price/value proposition for our customers driven by freshly-prepared, high-quality food with excellent service in an upbeat atmosphere. Though the core menu will remain unchanged, we will continue to explore potential additions as well as limited time food and drink offerings. Additionally, we will continue to promote our brand and drive traffic through local marketing efforts and charity events such as the Chuy’s Hot to Trot 5K and the Chuy’s Children Giving to Children Parade, as well as our line of eclectic t-shirts.

Additionally, we prioritize customer service in our restaurants, and will continue to invest significantly in ongoing training of our employees. We believe our training initiatives will help enhance customer satisfaction, minimize wait times and help us serve our customers more efficiently during peak periods, which we believe is particularly important at our restaurants that operate at or near capacity.

Leverage Our Infrastructure. In preparation for our new restaurant development plan, we have invested in our infrastructure, including both corporate and restaurant-level supervisory personnel, minimizing the need for significant additional investments to support our growth plan in the foreseeable future. Therefore, we believe that as the restaurant base grows, our general and administrative costs will increase at a slower growth rate than our revenue.

Our Challenges

Before you invest in our stock, you should carefully consider all of the information contained elsewhere and incorporated by reference in this prospectus, including matters set forth under the heading “Risk Factors” herein. Risks relating to our business include, among others, the following:

■	our financial results depend significantly upon the success of our existing and new restaurants;

■	our long-term success is highly dependent on our ability to successfully identify new locations and develop and expand our operations;

■	damage to our reputation or lack of acceptance of our brand in existing or new markets could negatively impact our business, financial condition and results of operations;

■	we are susceptible to economic and other trends and developments, including adverse weather conditions, in the local or regional areas in which our restaurants are located; and

■	changes in food availability and costs could adversely affect our operating results.

Recent Developments

We are currently in the process of finalizing our financial results for the first quarter ended March 31, 2013. Based on preliminary unaudited information, we expect that:

■	total revenues will be approximately $46.7 million in the first fiscal quarter of 2013, an increase of 24.5% compared to revenue of $37.5 million in the first fiscal quarter of 2012; and

■

comparable restaurant sales increased by approximately 2.3% for the 13-week period ended March 31, 2013, compared to the 13-week period ended April 1, 2012, which was driven by a 2.2% increase in average check and a 0.1% increase in average weekly customers.

Due to the inclusion of a 53rd week in fiscal 2012, there is a one-week calendar shift in the comparison of the first fiscal quarter of 2013 ended March 31, 2013, to the first fiscal quarter of 2012 ended March 25, 2012. As a result, our comparable restaurant sales calculation is based on comparing sales in the first fiscal quarter of 2013 to sales in the corresponding calendar period of 2012. Sales for the same 27 restaurants in the comparable restaurant base in the fiscal first quarter ended March 31, 2013 increased 1.0% compared to the first fiscal quarter of 2012 ended March 25, 2012.

Our preliminary results remain subject to the completion of normal quarter-end accounting procedures and adjustments and are subject to change.

We have prepared the preliminary financial data included above, and our independent registered public accounting firm has not audited, reviewed, compiled or performed any procedures with respect to such information. Our independent registered public accounting firm is in the process of conducting its review of our financial statements for the quarter ended March 31, 2013. We currently expect that our final results will be consistent with the estimates described above. However, the estimates described above are preliminary and represent the most current information available to management. Therefore, it is possible that our actual results may differ materially from these estimates due to the completion of our final closing procedures and other developments that may arise between now and the time our results for the quarter ended March 31, 2013 are finalized.

The foregoing preliminary financial results constitute forward looking statements. Actual results may vary materially from the information contained in these forward-looking statements based on a number of factors. Please refer to the section entitled “Cautionary Statement Regarding Forward-Looking Statements” in this prospectus for additional information.

Refinancing Transactions

On November 30, 2012, we entered into a $25.0 million secured revolving credit facility (the “New Revolving Credit Facility”) and borrowed $5.0 million thereunder to repay the approximately $5.0 million of debt outstanding under our $67.5 million senior secured credit facility, as amended, (the “Old Credit Facility”) and to pay fees and expenses associated with our New Revolving Credit Facility. In connection with the repayment of the debt under our Old Credit Facility, we terminated that facility. As of April 9, 2013, we had $6.0 million of outstanding indebtedness under our New Revolving Credit Facility. We refer to the execution of the New Revolving Credit Facility, the termination of the Old Credit Facility and related transactions as the “Refinancing Transactions.”

On May 24, 2011, we entered into the Old Credit Facility. All borrowings from our previous credit agreements were retired with the proceeds from our Old Credit Facility. We used the proceeds from the Old Credit Facility to, among other things, pay a special dividend totaling approximately $19.0 million on all outstanding shares of our common stock and preferred stock.

On March 21, 2012, we entered into an amendment to our Old Credit Facility to increase the available amount under the facility from $67.5 million to $92.5 million. In connection with the amendment, we borrowed an additional $25.0 million under the Term A Loan facility under our Old Credit Facility. We refer to the amendment to our Old Credit Facility as the credit facility amendment. We used the proceeds of the credit facility amendment to:

■

repurchase approximately $22.5 million of our common stock, series A preferred stock, series B preferred stock, and series X preferred stock on April 6, 2012, which we refer to as the stock repurchase;

■	pay a $2.0 million termination fee to terminate the advisory agreement with Goode Partners LLC, which we refer to as Goode Partners; and

■	pay approximately $0.6 million of transaction costs related to the credit facility amendment and the stock repurchase.

We used the net proceeds from our IPO and additional Company funds to repay approximately $79.4 million of the loans outstanding under our Old Credit Facility. The total outstanding debt under our Old Credit Facility after the repayment was approximately $5.0 million. On November 30, 2012, we used borrowings under our New Revolving Credit Facility to repay the outstanding debt under and to terminate our Old Credit Facility.

See “Description of Indebtedness” in this prospectus for more information regarding our Refinancing Transactions and the credit facility amendment and see Item 13. “Certain Relationships and Related Transactions, and Director Independence” in our Form 10-K, which is incorporated by reference herein for more information regarding the stock repurchase.

Our History

We were founded in Austin, Texas in 1982 by our Founders, Michael Young and John Zapp. Our company was incorporated in Delaware in November 2006 in connection with the majority investment in our company by Goode Partners. In connection with our acquisition, Goode Partners acquired our predecessor entities, which include MY/ZP on Hwy 183, Ltd., a Texas limited partnership, MY/ZP of SA-281, Ltd., a Texas limited partnership, MY/ZP of Round Rock, Ltd., a Texas limited partnership, MY/ZP of Shenandoah, Ltd., a Texas limited partnership, MY/ZP Central Texas, Ltd., a Texas limited partnership, MY/ZP North Lamar, Ltd., a Texas limited partnership, MY/ZP on McKinney, Ltd., a Texas limited partnership, and MY/ZP of River Oaks, Ltd., a Texas limited partnership. As a result of the investment, Goode Chuy’s Holdings, LLC, which we refer to as Goode Chuy’s Holdings, an affiliate of Goode Partners became our controlling stockholder.

Our Principal Stockholders and Former Controlled Company Status

As of April 9, 2013, Goode Chuy’s Holdings and its affiliates, and MY/ZP Equity LP (“MY/ZP Equity”), which is controlled by our Founders, own approximately 22.7% and 2.6%, respectively, of our outstanding common stock. Goode Chuy’s Holdings had the right to vote additional shares of our common stock under a voting agreement entered into among us, Goode Chuy’s Holdings, MY/ZP Equity and other stockholders. Upon the completion of the secondary offering in January 2013 the voting agreement was terminated because Goode Chuy’s Holdings and the other parties to the voting agreement no longer owned more than 50% of the total voting power of our common stock. As a result, we are no longer a controlled company within the meaning of the Nasdaq Marketplace rules. See “Risk Factors—Although we are no longer a controlled company within the meaning of the Nasdaq Marketplace rules, during the phase-in period we may continue to rely on exemptions from certain corporate governance requirements that provide protection to stockholders of other companies.”

After the completion of this secondary offering, Goode Chuy’s Holdings and MY/ZP Equity are expected to own 4.7% and 2.6% of our common stock, respectively or 2.5% and 2.6%, respectively, if the underwriters’ option to purchase additional shares is fully exercised. See “Risk Factor—Historically, we relied on Goode Partners’ expertise and may no longer benefit from this relationship.”

Company Information

Our principal executive office is located at 1623 Toomey Road, Austin, Texas 78704 and our telephone number is 1-888-HEY-CHUY. Our website address is www.chuys.com. Our website and the information contained therein or connected thereto shall not be deemed to be incorporated into this prospectus or the registration statement of which it forms a part.

Implications of Being an Emerging Growth Company

As a company with less than $1.0 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of specified reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. As an emerging growth company,

■	we may present only two years of audited financial statements and only two years of related Management’s Discussion & Analysis of Financial Condition and Results of Operations, or MD&A;

■	we are exempt from the requirement to obtain an attestation report from our auditors on the assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

■	we are permitted to provide less extensive disclosure about our executive compensation arrangements; and

■	we are not required to give our stockholders non-binding advisory votes on executive compensation or golden parachute arrangements.

We may take advantage of these provisions for up to five years or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company if we have more than $1.0 billion in annual revenue, have more than $700.0 million in market value of our common stock held by non-affiliates, or issue more than $1.0 billion of non-convertible debt over a three-year period. We may choose to take advantage of some but not all of these reduced burdens.

THE OFFERING

Shares of common stock offered by the selling stockholders	3,000,000 shares.

Option to purchase additional shares	The selling stockholders have granted the underwriters an option for a period of 30 days to purchase up to 450,000 additional shares of our common stock.

Ownership after offering	Upon completion of this offering, our principal stockholders, executive officers, directors and affiliated entities will beneficially own approximately 9.9% of our outstanding common stock (7.2% if the underwriters exercise in full their option to purchase additional shares from us). We are no longer able to avail ourselves of the controlled company exemption under the corporate governance rules of the Nasdaq Stock Market. Our board of directors intends to take all actions necessary to comply with such corporate governance rules, subject to the applicable phase-in periods. See “Principal and Selling Stockholders” included elsewhere in this prospectus and Item 10. “Directors, Executive Officers and Corporate Governance – Director Independence and Former Controlled Company Status” in our Form 10-K, which is incorporated by reference herein.

Common stock to be outstanding after this offering	16,228,731 shares.

Use of proceeds	We will not receive any proceeds from the sale of common stock by the selling stockholders in this offering. See “Principal and Selling Stockholders.”

Dividend policy	We did not declare or pay any dividends on our common stock during fiscal years 2009, 2010 and 2012. We declared and paid a one-time dividend of $1.75 per share on shares of our common stock and our series A preferred stock, series B preferred stock and series X preferred stock during May 2011, totaling $19.0 million. See Item 5. “Market For Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities—Dividend Policy” in our Form 10-K, which is incorporated by reference herein.

We currently expect to retain all available funds and future earnings, if any, for use in the operation and growth of our business and do not anticipate paying any cash dividends in the foreseeable future.

Any future determination to pay cash dividends will be at the discretion of our board of directors and will depend on our financial condition, operating results, capital requirements and such other factors as our board of directors deems relevant. In addition, our New Revolving Credit Facility restricts our ability to pay dividends. See “Description of Indebtedness.”

Nasdaq Global Select Market symbol	“CHUY”

Risk factors	Investment in our common stock involves substantial risks. You should read this prospectus carefully, including the section entitled “Risk Factors” and the consolidated financial statements and the related notes to those statements contained elsewhere and incorporated by reference in this prospectus before investing in our common stock.

Unless otherwise noted, all information in this prospectus assumes that the underwriters do not exercise their option to purchase additional shares.

SUMMARY HISTORICAL FINANCIAL AND OPERATING DATA

The following table sets forth, for the periods and dates indicated, our summary historical financial and operating data. We have derived the statement of operations data for the fiscal years ended December 26, 2010, December 25, 2011 and December 30, 2012 from our audited consolidated financial statements incorporated by reference in this prospectus. You should read this information in conjunction with “Capitalization” included elsewhere in this prospectus and Item 6. “Selected Historical Consolidated Financial and Operating Data”, Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes to those statements in our Form 10-K all of which are incorporated by reference in this prospectus.

	YEAR ENDED (1)
	DECEMBER 26, 2010	DECEMBER 25, 2011	DECEMBER 30, 2012
	(Dollars in thousands, except per share data)
Statement of Operations Data:
Revenue	$94,908	$130,583	$172,640
Cost of Sales	25,626	36,139	46,475
Labor	30,394	41,545	55,223
Operating	14,292	19,297	24,498
Occupancy	5,654	7,622	10,332
General and administrative	5,293	7,478	9,358
Advisory agreement termination fee	—	—	2,000
Secondary offering costs	—	—	228
Settlement with former director	—	245	—
Marketing	655	964	1,319
Restaurant pre-opening	1,959	3,385	3,383
Depreciation and amortization	2,732	4,448	6,528

Total costs and expenses	86,605	121,123	159,344

Income from operations	8,303	9,460	13,296
Loss on extinguishment of debt	—	78	1,673
Interest expense	3,584	4,284	3,923

Income before income taxes	4,719	5,098	7,700
Income tax provision	1,428	1,634	2,243

Net income	$3,291	$3,464	$5,457
Undistributed earnings allocated to participating interests	$5,617	$3,423	$2,171

Net income (loss) available to common stockholders	$(2,326)	$41	$3,286

Per Share Data:
Basic net income per share	$(17.18)	$0.21	$0.48
Diluted net income per share (2)	$(17.18)	$0.20	$0.37
Weighted average common stock outstanding
Basic	135,392	191,166	6,809,576

Diluted (2)	135,392	10,852,651	12,893,290

Pro Forma Per Share Data: (3)
Basic pro forma net income per share			$0.64
Diluted pro forma net income per share			$0.62
Pro forma weighted average common stock outstanding
Basic			15,918,427
Diluted			16,645,245

ACTUAL AS OF DECEMBER 30, 2012
Balance Sheet Data (at end of period):
Cash and cash equivalents	$5,855
Working capital (deficit)	(2,680)
Total assets	129,721
Total debt	5,000
Total stockholders’ equity	87,463

	YEAR ENDED (1)
	DECEMBER 26, 2010	DECEMBER 25, 2011	DECEMBER 30, 2012
	(Dollars in thousands, except per share data)
Other Financial Data:
Net cash provided by operating activities	$11,752	$17,203	$24,524
Net cash used in investing activities	(16,646)	(20,682)	(27,246)
Net cash provided by financing activities	6,169	2,969	5,750
Capital expenditures	16,370	20,452	26,834
Restaurant-Level EBITDA (4)	$18,287	$25,016	$34,793
Restaurant-Level EBITDA margin (4)	19.3%	19.2%	20.2%
Adjusted EBITDA (4)	$13,369	$18,930	$25,529
Adjusted EBITDA margin (4)	14.1%	14.5%	14.8%
Operating Data:
Total restaurants (at end of period)	23	31	39
Total comparable restaurants (at end of period) (5)	13	18	24
Average sales per comparable restaurant (5)	$5,086	$4,987	$4,986
Change in comparable restaurant sales (5)	0.7%	3.1%	2.8%
Average check (6)	$12.77	$12.98	$13.18

(1)

We utilize a 52- or 53-week accounting period which ends on the Sunday immediately preceding December 31. The fiscal years ended December 26, 2010 and December 25, 2011 had 52 weeks. The fiscal year ended December 30, 2012 had 53 weeks.

(2)

The net income available to common stockholders used in the diluted net income per share calculation was increased from the net income available to common stockholders used in the basic net income per share calculation to $2.2 million and $4.8 million for the fiscal years ended December 25, 2011 and December 30, 2012, respectively. These increases were the result of adding back to net income available to common stockholders the undistributed earnings allocated to the series A preferred stock and series B preferred stock as they were assumed converted as of the beginning of each period under the “if-converted method.” No adjustment was made to net income available to common stockholders for the fiscal year ended December 26, 2010 as it was anti-dilutive to assume conversion of the series A preferred stock and series B preferred stock. No adjustment was made for the conversion of the series X preferred stock in any period because it was antidilutive to assume conversion of the series X preferred stock in each period. For additional information, see Note 2 to our consolidated financial statements, which is incorporated by reference herein.

Diluted weighted average common stock outstanding reflects the dilutive effect of our outstanding options and the conversion of our series A preferred stock, series B preferred stock and series X preferred stock using the “if-converted method” except when assumed conversion would be anti-dilutive. All per share amounts give effect to our reverse stock split.
(3)

Pro forma per share data gives effect to (i) the Old Credit Facility, (ii) the credit facility amendment, (iii) the conversion of our series A preferred stock, series B preferred stock and series X preferred stock into shares of common stock prior to the consummation of our IPO, (iv) the use of proceeds from the credit facility amendment, including the termination of the advisory agreement with our Sponsor and the completion of our stock repurchase on April 6, 2012, (v) the 6,708,332 shares of our common stock issued by us in our IPO at an initial public offering price of $13.00 per share, which includes the 874,999 shares of our common stock issued to cover overallotments, and (vi) the use of proceeds therefrom, as if each of these events occurred on December 26, 2011. Pro forma basic net income per share consists of pro forma net income divided by the pro forma basic weighted average common stock outstanding. Pro forma diluted net income per share consists of pro forma net income divided by the pro forma diluted weighted average common stock outstanding.

Pro forma net income per share reflects: (i) the elimination of the annual management fee to, and the reimbursement of expenses for, Goode Partners and the termination fee related to the termination of our advisory agreement with Goode Partners, (ii) the net decrease in interest expense resulting from the prepayment of outstanding loans under our Old Credit Facility with the net proceeds of our IPO, and (iii) increases in income tax expense due to higher income before income taxes resulting from the elimination of the annual management fee as a result of the termination of the advisory agreement with Goode Partners described in (i) above and a decrease in interest expense as a result of our prepayments of loans under our Old Credit Facility as described in (ii) above.

The following is a reconciliation of historical net income to pro forma net income for the year ended December 30, 2012:

YEAR ENDED DECEMBER 30, 2012
Net income as reported	$5,457
Management fees and expenses (a)	2,094
Decrease in interest expense (b)	5,168
Increase in income tax expense (c)	(2,469)

Pro forma net income	$10,250
Pro forma weighted average common stock outstanding (d)
Basic	15,918,427
Diluted	16,645,245
Pro forma Basic net income per share	$0.64
Pro forma Diluted net income per share	$0.62

(a)

Reflects the elimination of the management fees and expenses paid and reimbursed to Goode Partners for the period presented and the termination fee paid to Goode Partners in connection with the termination of our advisory agreement. On November 7, 2006, in connection with Goode Partners’ investment, we entered into an advisory agreement with Goode Partners, pursuant to which Goode Partners agreed to provide us with certain financial advisory services. In exchange for these services, we paid Goode Partners an aggregate annual management fee equal to $350,000, and we reimbursed Goode Partners for out-of-pocket expenses incurred in connection with the provision of services. Upon the completion of the credit facility amendment, we and Goode Partners terminated the advisory agreement in exchange for a termination fee of $2.0 million.

(b)

Reflects the net adjustment to interest expense resulting from the Old Credit Facility, the credit facility amendment, and our prepayment of $79.4 million of aggregate principal amount of outstanding loans under our Old Credit Facility with the net proceeds of the IPO and additional Company funds as if these transactions occurred on December 26, 2011 and assumes that the outstanding debt balance of $5.0 million following these transactions was the outstanding balance during the period presented. This interest adjustment was calculated by reversing the historical interest expense of $5.6 million for the year ended December 30, 2012 and recalculating interest expense based upon (i) multiplying the post-IPO debt balance of $5.0 million by the interest rate of 7.0% under the Old Credit Facility, as amended; (ii) multiplying the unused credit facility balance under the Old Credit Facility of approximately $10.5 million by the unused facility commitment fee of 0.5%; and (iii) adding the amortization expense on the remaining unamortized deferred financing costs of approximately $25,000 for the period presented. The assumed 7.0% interest rate took effect on October 22, 2012, pursuant to the terms of our Old Credit Facility as a result of the reduction of our total leverage ratio below 2.0 to 1.0 and a LIBOR floor of 1.5% under the Old Credit Facility. The historical amount for the year ended December 30, 2012 reflects an expense of $1.6 million to write off the unamortized loan origination fees related to the portion of our Old Credit Facility that was repaid with the net proceeds of the IPO.

(c)

Reflects adjustments to historical income tax expense to reflect the income tax expense effect resulting from the elimination of management fees and expenses as a result of the termination of the advisory agreement with Goode Partners as described in (a) above and a net decrease in interest expense as a result of our prepayment of loans under our Old Credit Facility as described in (b) above, assuming a statutory tax rate of 34.0%.

(d)

Reflects (i) the repurchase of 1,655,662 shares of common and preferred stock on April 6, 2012, (ii) the conversion of all series of our outstanding preferred stock into common stock prior to the closing of our IPO and (iii) the issuance of 6,708,332 additional shares of common stock in our IPO, as if all these transactions occurred at the beginning of fiscal year 2011 and were outstanding during the entire period presented.

(4)

Restaurant-Level EBITDA represents net income plus the sum of general and administrative expenses, the advisory agreement termination fee, the secondary offering costs, the settlement with our former director, restaurant pre-opening costs, depreciation and amortization, interest, loss on extinguishment of debt and taxes. Adjusted EBITDA represents net income before interest, taxes, depreciation and amortization plus the sum of restaurant pre-opening costs, the advisory agreement termination fee, the secondary offering costs, the settlement with our former director and management fees and expenses.

We are presenting Restaurant-Level EBITDA and Adjusted EBITDA, which are not prepared in accordance with GAAP, because we believe that they provide an additional metric by which to evaluate our operations and, when considered together with our GAAP results and the reconciliation to our net income, we believe they provide a more complete understanding of our business than could be obtained absent this disclosure. We use Restaurant-Level EBITDA and Adjusted EBITDA, together with financial measures prepared in accordance with GAAP, such as revenue, income from operations, net income and cash flows from operations, to assess our historical and prospective operating performance and to enhance our understanding of our core operating performance. Restaurant-Level EBITDA and Adjusted EBITDA are presented because: (i) we believe they are useful measures for investors to assess the operating performance of our business without the effect of non-cash depreciation and amortization expenses; (ii) we believe that investors will find these measures useful in assessing our ability to service or incur indebtedness; and (iii) we use Restaurant-Level EBITDA and Adjusted EBITDA internally as benchmarks to evaluate our operating performance or compare our performance to that of our competitors. Additionally, we present Restaurant-Level EBITDA because it excludes the impact of general and administrative expenses, which are not incurred at the restaurant level, and restaurant pre-opening costs, which are non-recurring at the restaurant level. The use of Restaurant-Level EBITDA thereby enables us and our investors to compare our operating performance between periods and to compare our operating performance to the performance of our competitors. The measure is also widely used within the restaurant industry to evaluate restaurant level productivity, efficiency and performance. The use of Restaurant-Level EBITDA and Adjusted EBITDA as performance measures permits a comparative assessment of our operating performance relative to our performance based on our GAAP results, while isolating the effects of some items that vary from period to period without any correlation to core operating performance or that vary widely among similar companies. Companies within our industry exhibit significant variations with respect to capital structures and cost of capital (which affect interest expense and tax rates) and differences in book depreciation of facilities and equipment (which affect relative depreciation expense), including significant differences in the depreciable lives of similar assets among various companies. Our management believes that Restaurant-Level EBITDA and Adjusted EBITDA facilitate company-to-company comparisons within our industry by eliminating some of the foregoing variations.

Restaurant-Level EBITDA and Adjusted EBITDA are not determined in accordance with GAAP and should not be considered in isolation or as an alternative to net income, income from operations, net cash provided by operating, investing or financing activities or other financial statement data presented as indicators of financial performance or liquidity, each as presented in accordance with GAAP. Neither Restaurant-Level EBITDA nor Adjusted EBITDA should be considered as a measure of discretionary cash available to us to invest in the growth of our business. Restaurant-Level EBITDA and Adjusted EBITDA as presented may not be comparable to other similarly titled measures of other companies and our presentation of Restaurant-Level EBITDA and Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual items.

Our management recognizes that Restaurant-Level EBITDA and Adjusted EBITDA have limitations as analytical financial measures, including the following:

■	Restaurant-Level EBITDA and Adjusted EBITDA do not reflect our current capital expenditures or future requirements for capital expenditures;

■	Restaurant-Level EBITDA and Adjusted EBITDA do not reflect the interest expense, or the cash requirements necessary to service interest or principal payments, associated with our indebtedness;

■

Restaurant-Level EBITDA and Adjusted EBITDA do not reflect depreciation and amortization, which are non-cash charges, although the assets being depreciated and amortized will likely have to be replaced in the future, nor do Restaurant-Level EBITDA and Adjusted EBITDA reflect any cash requirements for such replacements;

■	Restaurant-Level EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs;

■	Restaurant-Level EBITDA and Adjusted EBITDA do not reflect restaurant pre-opening costs; and

■	Restaurant-Level EBITDA does not reflect general and administrative expenses.

A reconciliation of Restaurant-Level EBITDA, Adjusted EBITDA and EBITDA to our net income is provided below.

	YEAR ENDED (1)
	DECEMBER 26, 2010	DECEMBER 25, 2011	DECEMBER 30, 2012
	(Dollars in thousands)
Adjusted EBITDA:
Net income	$3,291	$3,464	$5,457
Income tax provision	1,428	1,634	2,243
Loss on extinguishment of debt	—	78	1,673
Interest expense	3,584	4,284	3,923
Depreciation and amortization	2,732	4,448	6,528

EBITDA	$11,035	$13,908	$19,824
Management fees and expenses (a)	375	373	94
Advisory agreement termination fee (b)	—	—	2,000
Offering costs (c)	—	—	228
Settlement with former director (d)	—	245	—
Restaurant pre-opening (e)	1,959	3,385	3,383
Special one-time bonus payment (f)	—	1,019	—

Adjusted EBITDA	$13,369	$18,930	$25,529

Restaurant-Level EBITDA:
Net income	$3,291	$3,464	$5,457
Income tax provision	1,428	1,634	2,243
Loss on extinguishment of debt	—	78	1,673
Interest expense	3,584	4,284	3,923
General and administrative	5,293	7,478	9,358
Advisory agreement termination fee	—	—	2,000
Offering Costs	—	—	228
Settlement with former director	—	245	—
Restaurant pre-opening	1,959	3,385	3,383
Depreciation and amortization	2,732	4,448	6,528

Restaurant-Level EBITDA	$18,287	$25,016	$34,793

(a)	For a discussion of our management fees and expenses, see footnote (a) to the reconciliation of net income to pro forma net income as set forth in footnote 3 above.
(b)	Upon the completion of the credit facility amendment, we and Goode Partners terminated the advisory agreement in exchange for a termination fee of $2.0 million.
(c)

In connection with a secondary public offering of our common stock by certain of our existing shareholders on January 30, 2013, we incurred offering costs of $228,000 during the fiscal year ended December 30, 2012.

(d)

In June 2011, in connection with the departure of a former director, we entered into a settlement agreement in which we paid $175,000 and expensed an additional $70,000 related to a one-time put option in which the former director may have required us to repurchase his shares anytime from June 15, 2012 to August 13, 2012. For additional information, see Item 13. “Certain Relationships and Related Transactions, and Director Independence—Settlement Agreement” in our Form 10-K, which is incorporated by reference herein.

(e)

Restaurant pre-opening costs include expenses directly associated with the opening of new restaurants and are incurred prior to the opening of a new restaurant. See Note 1 to our audited consolidated financial statements for additional details included in our Form 10-K, which is incorporated by reference herein.

(f)	In connection with entering into our Old Credit Facility, we paid a special one-time cash bonus payment to certain members of management.

Adjusted EBITDA margin is defined as the ratio of Adjusted EBITDA to revenue. We present Adjusted EBITDA margin because it is used by management as a performance measurement to judge the level of Adjusted EBITDA generated from revenue and we believe its inclusion is appropriate to provide additional information to investors.

(5)

We consider a restaurant to be comparable in the first full quarter following the eighteenth month of operations. Change in comparable restaurant sales reflect changes in sales for the comparable group of restaurants over a specified period of time. The average sales per comparable restaurant in 2012 is based on the 52-week period ended December 23, 2012. The change in comparable restaurant sales in 2012 is calculated based on the 52-week period ended December 23, 2012 and the 52-week period ended December 25, 2011, which includes the impact of an extra 1.5 operating days in 2012 because of the timing of the Christmas holiday, which had a favorable impact of 0.6% on the percentage change in comparable restaurant sales.

(6)	Average check is calculated by dividing revenue by customer counts for a given period of time. Customer count is measured by the number of entrees sold.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should consider carefully the following risk factors and the other information contained elsewhere and incorporated by reference in this prospectus, including our consolidated financial statements and related notes to those statements, which are incorporated by reference herein, before you decide to invest in our common stock. If any of the following risks actually occur, our business, financial condition and operating results could be adversely affected. As a result, the trading price of our common stock could decline and you could lose part or all of your investment.

Risks Relating to Our Business and Industry

Our financial results depend significantly upon the success of our existing and new restaurants.

Future growth in our revenues and profits will depend on our ability to develop profitable new restaurants, maintain or grow sales and efficiently manage costs in our existing and new restaurants. As of April 9, 2013, we operated 42 restaurants, of which 13 restaurants are not considered comparable. The results achieved by these restaurants may not be indicative of longer-term performance or the potential market acceptance of restaurants in other locations.

The success of our restaurants revolves principally around customer traffic and average check per customer and customer experience. Significant factors that might adversely affect the average customer traffic and average check include, without limitation:

■

declining economic conditions, including housing market downturns, rising unemployment rates, lower disposable income, credit conditions, fuel prices and consumer confidence and other events or factors that adversely affect consumer spending in the markets we serve;

■	increased competition in the restaurant industry, particularly in the Mexican cuisine and casual and fast-casual dining segments;

■	changes in consumer preferences;

■	customers’ budgeting constraints;

■	customers’ failure to accept menu price increases that we may make to offset increases in key operating costs;

■	our reputation and consumer perception of our concepts’ offerings in terms of quality, price, value, ambience and service; and

■	customer experiences from dining in our restaurants.

Our restaurants are also susceptible to increases in certain key operating expenses that are either wholly or partially beyond our control, including, without limitation:

■	food and other raw materials costs, many of which we do not or cannot effectively hedge;

■	labor costs, including wage, workers’ compensation, health care and other benefits expenses;

■	rent expenses and construction, remodeling, maintenance and other costs under leases for our new and existing restaurants;

■	compliance costs as a result of changes in regulatory or industry standards;

■	energy, water and other utility costs;

■	costs for insurance (including health, liability and workers’ compensation);

■	information technology and other logistical costs; and

■	expenses due to litigation against us.

Certain of our restaurants operate at or near capacity. As a result, we may be unable to grow or maintain same store sales at those restaurants, particularly if additional restaurants are opened near the existing location. The failure of our existing or new restaurants to perform as expected could have a significant negative impact on our financial condition and results of operations.

Our long-term success is highly dependent on our ability to successfully identify appropriate sites and develop and expand our operations in existing and new markets.

We intend to develop new restaurants in our existing markets, and selectively enter into new markets. Since the start of 2008, we have expanded from 8 restaurants to 42 restaurants through April 9, 2013. We opened eight restaurants in 2012. We have opened three restaurants year to date through April 9, 2013, including our first in Virginia, and plan to open an additional five to six restaurants in 2013. There can be no assurance that any new restaurant that we open will have similar operating results to those of existing restaurants. We may not be able to open our planned new restaurants on a timely basis, if at all, and, if opened, these restaurants may not be operated profitably. The number and timing of new restaurants opened during any given period, and their associated contribution to operating growth, may be negatively impacted by a number of factors including, without limitation:

■	identification and availability of appropriate locations that will drive high levels of customer traffic and sales per unit;

■	inability to generate sufficient funds from operations or to obtain acceptable financing to support our development;

■	recruitment and training of qualified operating personnel in the local market;

■	availability of acceptable lease arrangements, including sufficient levels of tenant allowances;

■	the financial viability of our landlords, including the availability of financing for our landlords and our landlords ability to pay tenant incentives on a timely basis;

■	construction and development cost management;

■	timely delivery of the leased premises to us from our landlords and punctual commencement of our buildout construction activities;

■	delays due to the customized nature of our restaurant concepts and decor, construction and pre-opening processes for each new location;

■	obtaining all necessary governmental licenses and permits, including our liquor licenses, on a timely basis to construct or remodel and operate our restaurants;

■	inability to comply with certain covenants under our New Revolving Credit Facility that could limit our ability to open new restaurants;

■	consumer tastes in new geographic regions and acceptance of our restaurant concept;

■	competition in new markets, including competition for restaurant sites;

■	unforeseen engineering or environmental problems with the leased premises;

■	adverse weather during the construction period;

■	anticipated commercial, residential and infrastructure development near our new restaurants; and

■	other unanticipated increases in costs, any of which could give rise to delays or cost overruns.

We have experienced, and expect to continue to experience, delays in restaurant openings from time to time. Such actions may limit our growth opportunities. We cannot assure you that we will be able to successfully expand or acquire critical market presence for our brand in new geographical markets, as we may encounter well-established competitors with substantially greater financial resources. We may be unable to find attractive locations, build name recognition, successfully market our brand or attract new customers. We may incur additional costs in new markets, particularly for transportation and distribution, which may impact the profitability of those restaurants. Competitive circumstances and consumer characteristics and preferences in new market segments and new geographical markets may differ substantially from those in the market segments and geographical markets in which we have substantial experience. If we are unable to expand in existing markets or penetrate new markets, our ability to increase our revenues and profitability may be harmed.

Changes in economic conditions, including continuing effects from the recent recession, could materially affect our business, financial condition and results of operations.

The restaurant industry depends on consumer discretionary spending. The recent recession, coupled with high unemployment rates, reduced home values, increases in home foreclosures, investment losses, personal bankruptcies, rising fuel prices and reduced access to credit and reduced consumer confidence, has impacted consumers’ ability and willingness to spend discretionary dollars. Economic conditions may remain volatile and may continue to repress consumer confidence and discretionary spending for the near term. If current volatile economic conditions continue for a prolonged period of time or worsens, customer traffic could be adversely impacted if our customers choose to dine out less frequently or reduce the amount they spend on meals while dining out. We believe that if the current volatile economic conditions persist for a long period of time or become more pervasive, consumers might make long-lasting changes to their discretionary spending behavior, including dining out less frequently on a permanent basis. If restaurant sales decrease, our profitability could decline as we spread fixed costs across a lower level of sales. Reductions in staff levels, asset impairment charges and potential restaurant closures could result from prolonged negative restaurant sales. There can be no assurance that the macroeconomic environment or the regional economics in which we operate will improve significantly or that government stimulus efforts will improve consumer confidence, liquidity, credit markets, home values or unemployment, among other things.

Damage to our reputation or lack of acceptance of our brand in existing or new markets could negatively impact our business, financial condition and results of operations.

We believe we have built our reputation on the high-quality of our food, service and staff, as well as on our unique culture and the ambience in our restaurants, and we must protect and grow the value of our brand to continue to be successful in the future. Any incident that erodes consumer affinity for our brand could significantly reduce its value and damage our business. For example, our brand value could suffer and our business could be adversely affected if customers perceive a reduction in the quality of our food, service or staff, or an adverse change in our culture or ambience, or otherwise believe we have failed to deliver a consistently positive experience.

In addition, our ability to successfully develop new restaurants in new markets may be adversely affected by a lack of awareness or acceptance of our brand in these new markets. To the extent that we are unable to foster name recognition and affinity for our brand in new markets, our new restaurants may not perform as expected and our growth may be significantly delayed or impaired.

We may be adversely affected by news reports or other negative publicity regardless of their accuracy, regarding food quality issues, public health concerns, illness, safety, injury or government or industry findings concerning our restaurants, restaurants operated by other foodservice providers, or others across the food industry supply chain. The risks associated with such negative publicity cannot be completely eliminated or mitigated and may materially harm our results of operations and result in damage to our brand.

Also, there has been a marked increase in the use of social media platforms and similar devices, including weblogs (blogs), social media websites and other forms of Internet-based communications which allow individuals access to a broad audience of consumers and other interested persons. Consumers value readily available information concerning goods and services that they have or plan to purchase, and may act on such information without further investigation or authentication. The availability of information on social media platforms is virtually immediate as is its impact. Many social media platforms immediately publish the content their subscribers and participants can post, often without filters or checks on accuracy of the content posted. The opportunity for dissemination of information, including inaccurate information, is seemingly limitless and readily available. Information concerning our company may be posted on such platforms at any time. Information posted may be adverse to our interests or may be inaccurate, each of which may harm our performance, prospects or business. The harm may be immediate without affording us an opportunity for redress or correction. Such platforms also could be used for dissemination of trade secret information, compromising valuable company assets. In sum, the dissemination of information online could harm our business, prospects, financial condition and results of operations, regardless of the information’s accuracy.

Our brand could also be confused with brands that have similar names, including Baja Chuy’s Mesquite Broiler, Inc. (“Baja Chuy’s”), an unaffiliated restaurant chain with whom we have entered into a settlement agreement regarding use of the Chuy’s name. As a result, our brand value may be adversely affected by any negative publicity related to Baja Chuy’s or any other restaurant that may use brand names, trademarks or trade dress that are similar to ours.

We are susceptible to economic and other trends and developments, including adverse weather conditions, in the local or regional areas in which our restaurants are located.

Our financial performance is highly dependent on restaurants located in Texas and the Southeastern and Midwestern United States. As a result, adverse economic conditions in any of these areas could have a material adverse effect on our overall results of operations. In recent years, certain of these states have been more negatively impacted by the housing decline, high unemployment rates and the overall economic crisis than other geographic areas. In addition, given our geographic concentrations, particularly in Texas, negative publicity regarding any of our restaurants in these areas could have a material adverse effect on our business and operations, as could other regional occurrences such as local strikes, terrorist attacks, increases in energy prices, adverse weather conditions, hurricanes, droughts or other natural or man-made disasters. Adverse weather conditions may also impact customer traffic at our restaurants, cause the temporary underutilization of outdoor patio seating, and, in more severe cases, cause temporary restaurant closures, sometimes for prolonged periods.

Our business is subject to seasonal fluctuations, with restaurant sales typically higher during the spring and summer months as well as in December. Adverse weather conditions during our most favorable months or periods may exacerbate the effect of adverse weather on customer traffic and may cause fluctuations in our operating results from quarter-to-quarter within a fiscal year. In addition, outdoor patio seating is available at all but one of our restaurants and may be impacted by a number of weather-related factors. Our inability to fully utilize our restaurants’ seating capacity as planned may negatively impact our revenues and results of operations.

The impact of negative economic factors, including the availability of credit, on our landlords and surrounding tenants could negatively affect our financial results.

Negative effects on our existing and potential landlords due to the inaccessibility of credit and other unfavorable economic factors may, in turn, adversely affect our business and results of operations. If our landlords are unable to obtain financing or remain in good standing under their existing financing arrangements, they may be unable to provide construction contributions or satisfy other lease covenants to us. In addition, if our landlords are unable to obtain sufficient credit to continue to properly manage their retail sites, we may experience a drop in the level of quality of such retail centers. Our development of new restaurants may also be adversely affected by the negative financial situations of developers and potential landlords. Landlords may try to delay or cancel recent development projects (as well as renovations of existing projects) due to the instability in the credit markets and recent declines in consumer spending, which could reduce the number of appropriate locations available that we would consider for our new restaurants. Furthermore, the failure of landlords to obtain licenses or permits for development projects on a timely basis, which is beyond our control, may negatively impact our ability to implement our development plan.

Changes in food availability and costs could adversely affect our operating results.

Our profitability and operating margins are dependent in part on our ability to anticipate and react to changes in food costs. We rely on two regional distributors, Labatt Foodservice in Texas and Oklahoma and Performance Food Group in the Southeastern United States, and various suppliers to provide our beef, cheese, beans, soybean oil, beverages and our groceries. For our chicken products, we rely on two suppliers for our Southeast locations and a sole supplier in Texas. For our green chiles, we contract to buy, through our supplier, Bueno Foods of Albuquerque, New Mexico, chiles from a group of farmers in New Mexico each year, which we have the right to select under our agreement. If and to the extent the farmers are unable or do not supply a sufficient amount of green chiles or if we need chiles out of season, we purchase the excess amount from the general supply of Bueno Foods. Each restaurant, through its general manager and kitchen manager, purchases its produce locally. Any increase in distribution prices, increase in the prices charged by suppliers or failure to perform by these third-parties could cause our food costs to increase or us to experience short-term unavailability of certain products. Failure to identify an alternate source of supply for these items may result in significant cost increases and an inability to provide certain of the items on our menu. If these events occur, it may reduce the profitability of certain of our offerings and may cause us to increase our prices. In addition, any material interruptions in our supply chain, such as a material interruption of ingredient supply due to the failures of third-party distributors or suppliers, or interruptions in service by common carriers that ship goods within our distribution channels, may result in significant cost increases and reduce sales. Changes in the price, as a result of inflation or otherwise, or availability of certain food products could affect the profitability of certain food items, our ability to maintain existing prices and our ability to purchase sufficient amounts of items to satisfy our customer’s demands, which could materially adversely affect our profitability and reputation.

The type, variety, quality, availability and price of produce, beef, chicken and cheese are more volatile than other types of food and are subject to factors beyond our control, including weather, governmental regulation, availability and seasonality, each of which may affect our food costs or cause a disruption in our supply. Our food distributors and suppliers also may be affected by higher costs to produce and transport commodities used in our restaurants, higher minimum wage and benefit costs and other expenses that they pass through to their customers, which could result in higher costs for goods and services supplied to us. Although we are able to contract for the majority of the food commodities used in our restaurants for periods of up to one year, the pricing and availability of some of the commodities used in our operations, such as our produce, cannot be locked in for periods of longer than one week or at all. We do not use financial instruments to hedge our risk to market fluctuations in the price of our ingredients and other commodities at this time. We may not be able to anticipate and react to changing food costs through our purchasing practices and menu price adjustments in the future, and failure to do so could negatively impact our revenues and results of operations.

Increases in our labor costs, including as a result of changes in government regulation, could slow our growth or harm our business.

We are subject to a wide range of labor costs. Because our labor costs are, as a percentage of revenues, higher than other industries, we may be significantly harmed by labor cost increases. Unfavorable fluctuations in market conditions, availability of such insurance or changes in state and/or federal regulations could significantly increase our insurance premiums. In addition, we are subject to the risk of employment-related litigation at both the state and federal levels, including claims styled as class action lawsuits which are more costly to defend. Also, some employment related claims in the area of wage and hour disputes are not insurable risks.

Significant increases in health care costs may continue to occur, and we can provide no assurance that we will be able to contain those costs. Further, we are continuing to assess the impact of recently adopted federal health care legislation on our health care benefit costs, and significant increases in such costs could adversely impact our operating results. There is no assurance that we will be able to contain our costs related to such legislation in a manner that will not adversely impact our operating results.

In addition, many of our restaurant personnel are hourly workers subject to various minimum wage requirements or changes to tip credits. Mandated increases in minimum wage levels and changes to the tip credit, which are the amounts an employer is permitted to assume an employee receives in tips when calculating the employee’s hourly wage for minimum wage compliance purposes, have recently been and continue to be proposed and implemented at both federal and state government levels. For example, in Kentucky our wait staff is not permitted to pool tips in order to share those tips with bartenders and bussing staff. As a result, we must pay our bartenders and bussing staff in our Kentucky locations additional amounts to ensure they receive minimum wage. Continued minimum wage increases or changes to allowable tip credits may further increase our labor costs or effective tax rate.

Various states in which we operate are considering or have already adopted new immigration laws, and the U.S. Congress and Department of Homeland Security from time to time consider or implement changes to Federal immigration laws, regulations or enforcement programs as well. Some of these changes may increase our obligations for compliance and oversight, which could subject us to additional costs and make our hiring process more cumbersome, or reduce the availability of potential employees. Although we require all workers to provide us with government-specified documentation evidencing their employment eligibility, some of our employees may, without our knowledge, be unauthorized workers. Unauthorized workers are subject to deportation and may subject us to fines or penalties, and if any of our workers are found to be unauthorized we could experience adverse publicity that negatively impacts our brand and may make it more difficult to hire and keep qualified employees. Termination of a significant number of employees that unbeknownst to us were unauthorized employees may disrupt our operations, cause temporary increases in our labor costs as we train new employees and result in additional adverse publicity. Our financial performance could be materially harmed as a result of any of these factors.

Labor shortages could increase our labor costs significantly or restrict our growth plans.

Our restaurants are highly dependent on qualified management and operating personnel. Qualified individuals have historically been in short supply and an inability to attract and retain them would limit the success of our existing restaurants as well as our development of new restaurants. We place a heavy emphasis on the qualification and training of our personnel and spend significantly more on training our employees than our competitors. We can make no assurances that we will be able to attract and retain qualified individuals in the future which may have a more significant effect on our operation than those of our competitors. Additionally, the cost of attracting and retaining qualified individuals may be higher than we anticipate, and as a result, our profitability could decline.

Customer traffic at our restaurants could be significantly affected by competition in the restaurant industry in general and, in particular, within the dining segments of the restaurant industry in which we compete.

The restaurant industry is highly competitive with respect to food quality, ambience, service, price and value and location, and a substantial number of restaurant operations compete with us for customer traffic. The main competitors for our brand are other operators of mid-priced, full service concepts in the multi-location casual dining and Tex Mex/Mexican food segments in which we compete most directly for real estate locations and customers. Some of our competitors have significantly greater financial, marketing, personnel and other resources than we do, and many of our competitors are well established in markets in which we have existing restaurants or intend to locate new restaurants. Any inability to successfully compete with the other restaurants in our markets will place downward pressure on our customer traffic and may prevent us from increasing or sustaining our revenues and profitability. We may also need to evolve our concept in order to compete with popular new restaurant formats or concepts that develop from time to time, and we cannot offer any assurance that we will be successful in doing so or that modifications to our concept will not reduce our profitability. In addition, with improving product offerings at fast casual restaurants, quick-service restaurants and grocery stores and the influence of negative economic conditions and other factors, consumers may choose less expensive alternatives, which could also negatively affect customer traffic at our restaurants.

Legislation and regulations requiring the display and provision of nutritional information for our menu offerings, and new information or attitudes regarding diet and health or adverse opinions about the health effects of consuming our menu offerings, could affect consumer preferences and negatively impact our results of operations.

Government regulation and consumer eating habits may impact our business as a result of changes in attitudes regarding diet and health or new information regarding the health effects of consuming our menu offerings. These changes have resulted in, and may continue to result in, the enactment of laws and regulations that impact the ingredients and nutritional content of our menu offerings, or laws and regulations requiring us to disclose the nutritional content of our food offerings. For example, a number of states, counties and cities have enacted menu labeling laws requiring multi-unit restaurant operators to disclose certain nutritional information available to customers, or have enacted legislation restricting the use of certain types of ingredients in restaurants. Furthermore, the Patient Protection and Affordable Care Act of 2010 (the “PPACA”) establishes a uniform, federal requirement for certain restaurants to post nutritional information on their menus. Specifically, the PPACA amended the Federal Food, Drug and Cosmetic Act to require chain restaurants with 20 or more locations operating under the same name and offering substantially the same menus to publish the total number of calories of standard menu items on menus and menu boards, along with a statement that puts this calorie information in the context of a total daily calorie intake. The PPACA also requires covered restaurants to provide to consumers, upon request, a written summary of detailed nutritional information for each standard menu item, and to provide a statement on menus and menu boards about the availability of this information.

The PPACA further permits the United States Food and Drug Administration (the “FDA”) to require covered restaurants to make additional nutrient disclosures, such as disclosure of trans fat content. An unfavorable report on, or reaction to, our menu ingredients, the size of our portions or the nutritional content of our menu items could negatively influence the demand for our offerings.

Compliance with current and future laws and regulations regarding the ingredients and nutritional content of our menu items may be costly and time-consuming. Additionally, if consumer health regulations or consumer eating habits change significantly, we may be required to modify or discontinue certain menu items, and we may experience higher costs associated with the implementation of those changes. Although the FDA published proposed regulations to implement the menu labeling provisions of the PPACA in April 2011, the agency has delayed the release of final regulations implementing these requirements. Additionally, some government authorities are increasing regulations regarding trans-fats and sodium, which may require us to limit or eliminate trans-fats and sodium from our menu offerings, switch to higher cost ingredients or may hinder our ability to operate in certain markets. If we fail to comply with these laws or regulations, our business could experience a material adverse effect.

We cannot make any assurances regarding our ability to effectively respond to changes in consumer health perceptions or our ability to successfully implement the nutrient content disclosure requirements and to adapt our menu offerings to trends in eating habits. The imposition of menu-labeling laws could have an adverse effect on our results of operations and financial position, as well as the restaurant industry in general.

Multiple jurisdictions in which we operate have recently enacted new requirements that require us to adopt and implement a Hazard Analysis and Critical Control Points (“HACCP”) System for managing food safety and quality. HACCP refers to a management system in which food safety is addressed through the analysis and control of potential hazards from production, procurement and handling, to manufacturing, distribution and consumption of the finished product. We expect to incur certain costs to comply with these regulations and these costs may be more than we anticipate. If we fail to comply with these laws or regulations, our business could experience a material adverse effect.

Federal, state and local beer, liquor and food service regulations may have a significant adverse impact on our operations.

We are required to operate in compliance with federal laws and regulations relating to alcoholic beverages administered by the Bureau of Alcohol, Tobacco, Firearms and Explosives of the U.S. Department of Justice, as well as the laws and licensing requirements for alcoholic beverages of states and municipalities where our restaurants are or will be located. In addition, each restaurant must obtain a food service license from local authorities. Failure to comply with federal, state or local regulations could cause our licenses to be revoked and force us to cease the sale of alcoholic beverages at our certain locations. Any difficulties, delays or failures in obtaining such licenses, permits or approvals could delay or prevent the opening of a restaurant in a particular area or increase the costs associated therewith. In addition, in certain states, including states where we have existing restaurants or where we plan to open a restaurant, the number of liquor licenses available is limited, and licenses are traded on the open market. Liquor, beer and wine sales comprise a significant portion of our revenues. If we are unable to maintain our existing licenses, our customer patronage, revenues and results of operations could be adversely affected. Or, if we choose to open a restaurant in those states where the number of licenses available is limited, the cost of a new license could be significant.

We apply for our liquor licenses with the advice of outside legal and licensing consultants. Because of the many and various state and federal licensing and permitting requirements, there is a significant risk that one or more regulatory agencies could determine that we have not complied with applicable licensing or permitting regulations or have not maintained the approvals necessary for us to conduct business within its jurisdiction. Any changes in the application or interpretation of existing laws may adversely impact our restaurants in that state, and could also cause us to lose, either temporarily or permanently, the licenses, permits and regulations necessary to conduct our restaurant operations, and subject us to fines and penalties.

Restaurant companies have been the target of class-actions and other litigation alleging, among other things, violations of federal and state law.

We are subject to a variety of lawsuits, administrative proceedings and claims that arise in the ordinary course of our business. In recent years, a number of restaurant companies have been subject to claims by customers, employees and others regarding issues such as food safety, personal injury and premises liability, employment-related claims, harassment, discrimination, disability and other operational issues common to the foodservice industry. A number of these lawsuits have resulted in the payment of substantial damages by the defendants. An adverse judgment or settlement that is not insured or is in excess of insurance coverage could have an adverse impact on our profitability and could cause variability in our results compared to expectations. We carry insurance policies for a significant portion of our risks and associated liabilities with respect to workers’ compensation, general liability, employer’s liability, health benefits and other insurable risks. Regardless of whether any claims that may be brought against us are valid or whether we are ultimately determined to be liable, we could also be adversely affected by negative publicity, litigation costs resulting from the defense of these claims and the diversion of time and resources from our operations.

We are subject to state “dram shop” laws and regulations, which generally provide that a person injured by an intoxicated person may seek to recover damages from an establishment that wrongfully served alcoholic beverages to the intoxicated person. Recent litigation against restaurant chains has resulted in significant judgments, including punitive damages, under such “dram shop” statutes. While we carry liquor liability coverage as part of our existing comprehensive general liability insurance, we may still be subject to a judgment in excess of our insurance coverage, and we may not be able to obtain or continue to maintain such insurance coverage at reasonable costs, if at all. Regardless of whether any claims against us are valid or whether we are liable, we may be adversely affected by publicity resulting from such laws.

Our marketing programs may not be successful.

We expend resources in our marketing efforts using a variety of media, including social media. We expect to continue to conduct brand awareness programs and customer initiatives to attract and retain customers. These initiatives may not be successful, resulting in expenses incurred without the benefit of higher revenues. Additionally, some of our competitors have greater financial resources, which enable them to spend significantly more on marketing and advertising than we are able to. Should our competitors increase spending on marketing and advertising or our marketing funds decrease for any reason, or should our advertising and promotions be less effective than our competitors, there could be a material adverse effect on our results of operations and financial condition.

The impact of new restaurant openings could result in fluctuations in our financial performance.

Quarterly results have been, and in the future may continue to be, significantly impacted by the timing of new restaurant openings (often dictated by factors outside of our control), including associated restaurant pre-opening costs and operating inefficiencies, as well as changes in our geographic concentration due to the opening of new restaurants. We typically incur the most significant portion of restaurant pre-opening expenses associated with a given restaurant within the five months immediately preceding and the month of the opening of the restaurant. As the regional and national economies in which we operate improve, we may encounter more competition in obtaining lease sites and, as a result, may be unable to negotiate similar levels of tenant incentives under our new leases. If we are unable to obtain similar levels of tenant incentives for a particular unit, we would expect to incur increased capital expenditures in advance of opening and pay lower rent with respect to the restaurant. Our experience has been that labor and operating costs associated with a newly opened restaurant for the first several months of operation are materially greater than what can be expected after that time, both in aggregate dollars and as a percentage of revenues. Our new restaurants commonly take nine months to one year to reach planned operating levels due to inefficiencies typically associated with new restaurants, including the training of new personnel, lack of market awareness, inability to hire sufficient qualified staff and other factors. Accordingly, the volume and timing of new restaurant openings has had, and may continue to have, a meaningful impact on our profitability. Due to the foregoing factors, results for any one quarter are not necessarily indicative of results to be expected for any other quarter or for a full fiscal year, and these fluctuations may cause our operating results to be below expectations of public market analysts and investors.

Opening new restaurants in existing markets may negatively affect sales at our existing restaurants.

The consumer target area of our restaurants varies by location, depending on a number of factors such as population density, local retail and business attractions, area demographics and geography. As a result, the opening of a new restaurant in or near markets in which we already have existing restaurants could adversely impact the sales of new or existing restaurants. Our core business strategy does not entail opening new restaurants that materially impact sales at our existing restaurants but we may selectively open new restaurants in and around areas of existing restaurants that are operating at or near capacity. There can be no assurance that sales cannibalization between our restaurants will not occur or become more significant in the future as we continue to expand our operations.

Our business operations and future development could be significantly disrupted if we lose key members of our management team.

The success of our business continues to depend to a significant degree upon the continued contributions of our senior officers and key employees, both individually and as a group. Our future performance will be substantially dependent in particular on our ability to retain and motivate Steve Hislop, our Chief Executive Officer, and our other senior officers. We currently have employment agreements in place with Messrs. Hislop, Howie, Biller, Hatcher and Zapp and Mrs. Russell. The loss of the services of our CEO, other senior officers or other key employees could have a material adverse effect on our business and plans for future development. We have no reason to believe that we will lose the services of any of these individuals in the foreseeable future; however, we currently have no effective replacement for any of these individuals due to their experience, reputation in the industry and special role in our operations. We also do not maintain any key man life insurance policies for any of our employees.

Our growth may strain our infrastructure and resources, which could slow our development of new restaurants and adversely affect our ability to manage our existing restaurants.

We opened six, eight, and eight restaurants in 2010, 2011 and 2012 respectively. We have opened three restaurants year to date through April 9, 2013, including our first in Virginia, and plan to open an additional five to six restaurants in 2013. Our future growth may strain our administrative staff, management systems and resources, financial controls and information systems. Those demands on our infrastructure and resources may also adversely affect our ability to manage our existing restaurants. If we fail to continue to improve our infrastructure or to manage other factors necessary for us to meet our expansion objectives, our operating results could be materially and adversely affected. Likewise, if sales decline, we may be unable to reduce our infrastructure quickly enough to prevent sales deleveraging, which would adversely affect our profitability.

Our insurance policies may not provide adequate levels of coverage against all claims, and fluctuating insurance requirements and costs could negatively impact our profitability.

We believe our insurance coverage is customary for businesses of our size and type. However, there are types of losses we may incur that cannot be insured against or that we believe are not commercially reasonable to insure. These losses, if they occur, could have a material and adverse effect on our business and results of operations. In addition, the cost of workers’ compensation insurance, general liability insurance and directors’ and officers’ liability insurance fluctuates based on our historical trends, market conditions and availability. Additionally, health insurance costs in general have risen significantly over the past few years and are expected to continue to increase. These increases, as well as recently-enacted federal legislation requiring employers to provide specified levels of health insurance to all employees, could have a negative impact on our profitability, and there can be no assurance that we will be able to successfully offset the effect of such increases with plan modifications and cost control measures, additional operating efficiencies or the pass-through of such increased costs to our customers.

Our indebtedness may limit our ability to invest in the ongoing needs of our business and if we are unable to comply with our financial covenants, our liquidity and results of operations could be adversely affected.

At April 9, 2013, we had $6.0 million of outstanding indebtedness under our New Revolving Credit Facility. See “Description of Indebtedness.”

Our New Revolving Credit Facility places certain conditions on us, including that it:

■	increases our vulnerability to adverse general economic or industry conditions;

■	limits our flexibility in planning for, or reacting to, changes in our business or the industries in which we operate;

■	makes us more vulnerable to increases in interest rates, as borrowings under our New Revolving Credit Facility are at variable rates;

■	limits our ability to obtain additional financing in the future for working capital or other purposes; and

■	could place us at a competitive disadvantage compared to our competitors that have less indebtedness.

Our New Revolving Credit Facility places certain limitations on our ability to incur additional indebtedness. However, subject to the qualifications and exceptions in our New Revolving Credit Facility, we may incur substantial additional indebtedness under that facility and may incur obligations that do not constitute indebtedness under that facility. The New Revolving Credit Facility also places certain limitations on, among other things, our ability to enter into certain types of transactions, financing arrangements and investments, to make certain changes to our capital structure and to guarantee certain indebtedness. The New Revolving Credit Facility also places certain restrictions on the payment of dividends and distributions. These restrictions limit or prohibit, among other things, our ability to:

■	pay dividends on, redeem or repurchase our stock or make other distributions;

■	incur or guarantee additional indebtedness;

■	sell stock in our subsidiaries;

■	create or incur liens;

■	make acquisitions or investments;

■	transfer or sell certain assets or merge or consolidate with or into other companies; and

■	enter into certain transactions with our affiliates.

Failure to comply with certain covenants or the occurrence of a change of control under our New Revolving Credit Facility could result in the acceleration of our obligations under the New Revolving Credit Facility, which would have an adverse effect on our liquidity, capital resources and results of operations.

Our New Revolving Credit Facility also requires us to comply with certain financial covenants including a minimum fixed charge coverage ratio and a maximum total lease adjusted leverage ratio. Changes with respect to these financial covenants may increase our interest rate and failure to comply with these covenants could result in a default and an acceleration of our obligations under the New Revolving Credit Facility, which would have an adverse effect on our liquidity, capital resources and results of operations. See “Description of Indebtedness.”

We may be unable to obtain debt or other financing on favorable terms or at all.

There are inherent risks in our ability to borrow. Our lenders may have suffered losses related to their lending and other financial relationships, especially because of the general weakening of the national economy, increased financial instability of many borrowers and the declining value of their assets. As a result, lenders may become insolvent or tighten their lending standards, which could make it more difficult for us to increase the available commitment under our New Revolving Credit Facility, refinance our existing indebtedness or to obtain other financing on favorable terms or at all. Our financial condition and results of operations would be adversely affected if we were unable to draw funds under our New Revolving Credit Facility because of a lender default or to obtain other cost-effective financing.

Longer term disruptions in the capital and credit markets as a result of uncertainty, changing or increased regulation, reduced alternatives or failures of significant financial institutions could adversely affect our access to liquidity needed for our business. Any disruption could require us to take measures to conserve cash until the markets stabilize or until alternative credit arrangements or other funding for our business can be arranged. Such measures could include deferring capital expenditures (including the opening of new restaurants) and reducing or eliminating other discretionary uses of cash.

We may be required to record asset impairment charges in the future.

In accordance with accounting guidance as it relates to the impairment of long-lived assets, we review long-lived assets, such as property and equipment and intangibles subject to amortization, for impairment when events or circumstances indicate the carrying value of the assets may not be recoverable. In determining the recoverability of the asset value, an analysis is performed at the individual restaurant level and primarily includes an assessment of historical cash flows and other relevant factors and circumstances. Negative restaurant-level cash flow (defined as restaurant net income plus depreciation, gain and/or loss on assets and pre-opening expense) over the previous 12-month period in a stabilized location is considered a potential impairment indicator. In such situations, the Company evaluates future cash flow projections in conjunction with qualitative factors and future operating plans. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the restaurant to the estimated undiscounted future cash flow expected to be generated by the restaurant. If the carrying amount of the restaurant exceeds estimated future cash flow, an impairment charge is recognized for the amount by which the asset’s carrying amount exceeds its fair value.

Continued economic weakness within our respective markets may adversely impact consumer discretionary spending and may result in lower restaurant sales. Unfavorable fluctuations in our commodity costs, supply costs and labor rates, which may or may not be within our control, may also impact our operating margins. Any of these factors could as a result affect the estimates used in our impairment analysis and require additional impairment tests and charges to earnings. We continue to assess the performance of our restaurants and monitor the need for future impairment. There can be no assurance that future impairment tests will not result in additional charges to earnings.

Security breaches of confidential customer information in connection with our electronic processing of credit and debit card transactions may adversely affect our business.

The majority of our restaurant sales are by credit or debit cards. Other restaurants and retailers have experienced security breaches in which credit and debit card information of their customers has been stolen. We may in the future become subject to lawsuits or other proceedings for purportedly fraudulent transactions arising out of the actual or alleged theft of our customers’ credit or debit card information. In addition, most states have enacted legislation requiring notification of security breaches involving personal information, including credit and debit card information. Any such claim, proceeding, or mandatory notification could cause us to incur significant unplanned expenses, which could have an adverse impact on our financial condition and results of operations. Further, adverse publicity resulting from these allegations may have a material adverse effect on us and our restaurants.

We may not be able to adequately protect our intellectual property, which, in turn, could harm the value of our brand and adversely affect our business.

Our ability to implement our business plan successfully depends in part on our ability to build brand recognition in the areas surrounding our locations using our trademarks and other proprietary intellectual property, including our brand names, logos and the unique ambience of our restaurants. We have registered or applied to register a number of our trademarks. We cannot assure you that our trademark applications will be approved. Also, as a result of the settlement agreement with an unaffiliated entity, Baja Chuy’s, we may not use “Chuy’s” in Nevada, California or Arizona, which may have an adverse effect on our growth plans in these states. Additionally, our brand value may be diluted as a result of their use of “Chuy’s” in these states. Third parties may also oppose our trademark applications, or otherwise challenge our use of the trademarks. In the event that our trademarks are successfully challenged, we could be forced to rebrand our goods and services, which could result in loss of brand recognition, and could require us to devote resources to advertising and marketing new brands.

We enforce our rights through a number of methods, including the issuance of cease-and-desist letters or making infringement claims in federal court. If our efforts to register, maintain and protect our trademarks or other intellectual property are inadequate, or if any third party misappropriates, dilutes or infringes on our intellectual property, the value of our brand may be harmed, which could have a material adverse effect on our business and might prevent our brand from achieving or maintaining market acceptance. We may also face the risk of claims that we have infringed third parties’ intellectual property rights. A successful claim of infringement against us could result in our being required to pay significant damages or enter into costly licensing or royalty agreements in order to obtain the right to use a third party’s intellectual property, any of which could have a negative impact on our results of operations and harm our future prospects. If such royalty or licensing agreements are not available to us on acceptable terms or at all, we may be forced to stop the sale of certain products or services. Any claims of intellectual property infringement, even those without merit, could be expensive and time consuming to defend, require us to rebrand our services, if feasible, and divert management’s attention.

We also rely on trade secrets and proprietary know-how to protect our brand. Our methods of safeguarding this information may not be adequate. Moreover, we may face claims of misappropriation or infringement of third parties’ rights that could interfere with our use of this information. Defending these claims may be costly and, if unsuccessful, may prevent us from continuing to use this proprietary information in the future and may result in a judgment or monetary damages. We do not maintain confidentiality agreements with all of our team members or suppliers. Even with respect to the confidentiality agreements we have, we cannot assure you that those agreements will not be breached, that they will provide meaningful protection, or that adequate remedies will be available in the event of an unauthorized use or disclosure of our proprietary information. If competitors independently develop or otherwise obtain access to our trade secrets or proprietary know-how, the appeal of our restaurants could be reduced and our business could be harmed. In addition, if we default under our lease agreements with our landlord, Young/Zapp GP, LLC (“Young/Zapp”) and its subsidiaries, at certain of our locations, our landlord may have the right to operate a Tex Mex or Mexican food restaurant at that location using our recipes and our trade dress. If such default were to occur, the brand value of our recipes and our trade dress might suffer.

Information technology system failures or breaches of our network security could interrupt our operations and adversely affect our business.

We rely on our computer systems and network infrastructure across our operations, including point-of-sale processing at our restaurants. Our operations depend upon our ability to protect our computer equipment and systems against damage from physical theft, fire, power loss, telecommunications failure or other catastrophic events, as well as from internal and external security breaches, viruses, worms and other disruptive problems. Any damage or failure of our computer systems or network infrastructure that causes an interruption in our operations could have a material adverse effect on our business and subject us to litigation or actions by regulatory authorities. Although we employ both internal resources and external consultants to audit our systems, and test them for vulnerability, have implemented firewalls, data encryption and other security controls and intend to maintain and upgrade our security technology and operational procedures to prevent such damage, breaches or other disruptive problems, these security measures may not eliminate all risks.

A major natural or man-made disaster could have a material adverse effect on our business.

Most of our corporate systems, processes and corporate support for our restaurant operations are centralized at our headquarters in Austin, Texas, with certain systems and processes being concurrently stored at an offsite storage facility in accordance with our disaster recovery plan. As part of our new disaster recovery plan, we are currently finalizing the backup processes for our core systems at our co-location facility. If we are unable to fully implement this new disaster recovery plan, we may experience failures or delays in recovery of data, delayed reporting and compliance, inability to perform necessary corporate functions and other breakdowns in normal operating procedures that could have a material adverse effect on our business and create exposure to administrative and other legal claims against us.

We incur increased costs and obligations as a result of being a public company.

Prior to our IPO in July 2012, we were a privately held company and were not required to comply with certain corporate governance and financial reporting practices and policies required of a publicly traded company. As a publicly traded company, we incur and expect to continue to incur significant legal, accounting and other expenses that we were not required to incur in the recent past, particularly after we are no longer an “emerging growth company” as defined under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). In addition, new and changing laws, regulations and standards relating to corporate governance and public disclosure, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and the rules and regulations promulgated and to be promulgated thereunder, as well as under the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), the JOBS Act, and the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”) and the Nasdaq Global Select Market, have created uncertainty for public companies and increased our costs and time that our board of directors and management must devote to complying with these rules and regulations. We expect these rules and regulations to increase our legal and financial compliance costs and lead to a diversion of management time and attention from revenue generating activities. We estimate that we will incur approximately $1.3 to $1.6 million of incremental costs per year associated with being a publicly traded company; however, it is possible that our actual incremental costs of being a publicly-traded company will be higher than we currently estimate. In estimating these costs, we took into account expenses related to insurance, legal, accounting and compliance activities.

Furthermore, the need to establish the corporate infrastructure demanded of a public company may divert management’s attention from implementing our growth strategy, which could prevent us from improving our business, results of operations and financial condition. We have made, and will continue to make, changes to our internal controls and procedures for financial reporting and accounting systems to meet our reporting obligations as a publicly traded company. However, the measures we take may not be sufficient to satisfy our obligations as a publicly traded company.

For as long as we remain an “emerging growth company” as defined in the JOBS Act, we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies.” These exceptions provide for, but are not limited to, relief from the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, less extensive disclosure obligations regarding executive compensation in our periodic reports and proxy statements, exemptions from the requirements to hold a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved and an extended transition period for complying with new or revised accounting standards. We may take advantage of these reporting exemptions until we are no longer an “emerging growth company.” We may remain an “emerging growth company” for up to five years. See “Prospectus Summary—Implications of Being an Emerging Growth Company.” To the extent we use exemptions from various reporting requirements under the JOBS Act, we may be unable to realize our anticipated cost savings from those exemptions.

Pursuant to the recently enacted JOBS Act, our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 for so long as we are an “emerging growth company.”

Section 404 of the Sarbanes-Oxley Act requires annual management assessments of the effectiveness of our internal control over financial reporting, starting with the second annual report that we file with the SEC as a public company, and generally requires in the same report a report by our independent registered public accounting firm on the effectiveness of our internal control over financial reporting. However, under the recently enacted JOBS Act, our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act until we are no longer an “emerging growth company.” We could be an “emerging growth company” for up to five years. See “Prospectus Summary—Implications of Being an Emerging Growth Company.”

Our internal control over financial reporting does not currently meet the standards required by Section 404 of the Sarbanes-Oxley Act of 2002, and failure to achieve and maintain effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on our business and share price.

As a privately held company, we were not required to evaluate our internal control over financial reporting in a manner that meets the standards of publicly traded companies required by Section 404(a) of the Sarbanes-Oxley Act. We anticipate being required to meet these standards in the course of preparing our consolidated financial statements as of and for the year ended December 29, 2013, and our management will be required to report on the effectiveness of our internal control over financial reporting for such year. Additionally, once we are no longer an “emerging growth company,” our independent registered public accounting firm will be required to attest to the effectiveness of our internal control over financial reporting on an annual basis. The rules governing the standards that must be met for our management to assess our internal control over financial reporting are complex and require significant documentation, testing and possible remediation.

In connection with the implementation of the necessary procedures and practices related to internal control over financial reporting, we may identify deficiencies that we may not be able to remediate in time to meet the deadline imposed by the Sarbanes-Oxley Act for compliance with the requirements of Section 404. In addition, we may encounter problems or delays in completing the implementation of any requested improvements and receiving a favorable attestation in connection with the attestation provided by our independent registered public accounting firm. We will be unable to issue securities in the public markets through the use of a shelf registration statement if we are not in compliance with Section 404. Furthermore, failure to achieve and maintain an effective internal control environment could have a material adverse effect on our business and share price and could limit our ability to report our financial results accurately and timely.

Federal, state and local tax rules may adversely impact our results of operations and financial position.

We are subject to federal, state and local taxes in the U.S. If the Internal Revenue Service (“IRS”) or other taxing authority disagrees with the positions we have taken on our tax returns, we could face additional tax liability, including interest and penalties. If material, payment of such additional amounts upon final adjudication of any disputes could have a material impact on our results of operations and financial position. In addition, complying with new tax rules, laws or regulations could impact our financial condition, and increases to federal or state statutory tax rates and other changes in tax laws, rules or regulations may increase our effective tax rate. Any increase in our effective tax rate could have a material impact on our financial results.

Risks Relating to this Offering and Ownership of Our Common Stock

Although we are no longer a controlled company within the meaning of the Nasdaq Marketplace rules, during the phase-in period we may continue to rely on exemptions from certain corporate governance requirements that provide protection to stockholders of other companies.

After the completion of our IPO, Goode Partners, which is the managing member of Goode Chuy’s Holdings, continued to control a majority of the voting power of our outstanding common stock through its ownership of our common stock and its voting power under a voting agreement. Pursuant to the voting agreement (the “Voting Agreement”) entered into among us, Goode Chuy’s Holdings, MY/ZP Equity, LP, Goode Chuy’s Direct Investors LLC, J.P. Morgan U.S. Direct Corporate Finance Institutional Investors III LLC and 522 Fifth Avenue Fund, L.P., the parties agreed to vote or grant us or Goode Chuy’s Holdings a proxy to vote, their shares of our common stock for the election of the directors nominated for election by our nominating and corporate governance committee. The Voting Agreement terminated on January 30, 2013 because the parties to the Voting Agreement no longer held at least 50.1% of the voting power of the Company. As a result, we no longer are a controlled company within the meaning of the corporate governance standards of the Nasdaq Global Select Market.

Under the Nasdaq listing requirements, a company that ceases to be a controlled company must comply with the independent board committee requirements as they relate to the nominating and corporate governance and compensation committees on the following phase-in schedule: (1) one independent committee member at the time it ceases to be a controlled company, (2) a majority of independent committee members within 90 days of the date it ceases to be a controlled company and (3) all independent committee members within one year of the date it ceases to be a controlled company. Additionally, the Nasdaq listing requirements provide a 12-month phase-in period from the date a company ceases to be a controlled company to comply with the majority independent board requirement.

As of April 9, 2013, each of our compensation committee and nominating and corporate governance committee has at least one independent director. We are not currently required to have a majority of independent directors on those committees until April 30, 2013, and we are not required to have fully independent committees until January 30, 2014. We intend to continue our compliance with the phase-in requirements of the Nasdaq Marketplace Rules. However, our stockholders do not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of the Nasdaq Global Select Market.

During these phase-in periods, our stockholders will not have the same protections afforded to stockholders of companies of which the majority of directors are independent and, if, within the phasein periods, we are not able to recruit additional directors that would qualify as independent, or otherwise comply with the Nasdaq listing requirements, we may be subject to enforcement actions by Nasdaq. In addition, a change in our board of directors and committee membership may result in a change in corporate strategy and operating philosophies, and may result in deviations from our current growth strategy.

Historically, we relied on Goode Partners’ expertise and may no longer benefit from this relationship.

We have in recent years depended on our relationship with Goode Partners to help guide our business plan. Goode Partners has significant expertise in financial matters generally and the retail industry in particular. This expertise has been available to us through the representatives Goode Partners has on our board of directors and through an advisory agreement that was terminated upon the completion of our IPO. As of December 30, 2012, Goode Partners, through its affiliates, owned approximately 49.6% of our common stock. After the secondary offering in January 2013, Goode Partners, through its affiliates, owned 22.7% of our common stock. That ownership position will be substantially reduced to 4.7% after this offering or 2.5% if the underwriters’ option to purchase additional shares is exercised in full, which could reduce Goode Partners’ involvement on our board of directors and eliminate the benefits we have historically achieved through our relationship with them.

We are an emerging growth company and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an emerging growth company, as defined in the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to obtain an assessment of the effectiveness of our internal controls over financial reporting from our independent registered public accounting firm pursuant to Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. In addition, we may elect to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. To the extent we choose to do so, our financial statements may not be comparable to companies that comply with such new or revised accounting standards. We cannot predict if investors will find our common stock less attractive because we will rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

The price of our common stock may be volatile and you could lose all or part of your investment.

From our IPO through April 9, 2013, our share price has ranged from a high of $34.34 per share to a low of $14.33 per share. Volatility in the market price of our common stock may prevent you from being able to sell your shares at or above the price you paid for your shares. The market price of our common stock could fluctuate significantly for various reasons, which include:

■	our quarterly or annual earnings or those of other companies in our industry;

■	changes in laws or regulations, or new interpretations or applications of laws and regulations, that are applicable to our business;

■	the public’s reaction to our press releases, our other public announcements and our filings with the SEC;

■	changes in accounting standards, policies, guidance, interpretations or principles;

■	additions or departures of our senior management personnel;

■	sales of our common stock by our directors and executive officers;

■	sales or distributions of our common stock by Goode Partners or its affiliates;

■	adverse market reaction to any indebtedness we may incur or securities we may issue in the future;

■	actions by shareholders;

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the level and quality of research analyst coverage for our common stock, changes in financial estimates or investment recommendations by securities analysts following our business or failure to meet such estimates;

■	the financial disclosure we may provide to the public, any changes in such disclosure or our failure to meet such disclosure;

■	various market factors or perceived market factors, including rumors, whether or not correct, involving us, our distributors or suppliers or our competitors;

■	acquisitions or strategic alliances by us or our competitors;

■	short sales, hedging and other derivative transactions in our common stock;

■	the operating and stock price performance of other companies that investors may deem comparable to us; and

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other events or factors, including changes in general conditions in the United States and global economies or financial markets (including those resulting from acts of God, war, incidents of terrorism or responses to such events).

In addition, in recent years, the stock market has experienced extreme price and volume fluctuations. This volatility has had a significant impact on the market price of securities issued by many companies, including companies in our industry. The price of our common stock could fluctuate based upon factors that have little or nothing to do with our company, and these fluctuations could materially reduce our share price.

In the past, following periods of market volatility in the price of a company’s securities, security holders have often instituted class action litigation. If the market value of our common stock experiences adverse fluctuations and we become involved in this type of litigation, regardless of the outcome, we could incur substantial legal costs and our management’s attention could be diverted from the operation of our business, causing our business to suffer.

Future sales of our common stock in the public market could lower our share price, and the exercise of stock options and any additional capital raised by us through the sale of our common stock may dilute your ownership in us.

Sales of substantial amounts of our common stock in the public market by our existing stockholders in this offering, upon the exercise of outstanding stock options or stock options granted in the future or by persons who acquire shares in this offering may adversely affect the market price of our common stock. Such sales could also create public perception of difficulties or problems with our business. These sales might also make it more difficult for us to sell securities in the future at a time and price that we deem appropriate.

Upon the completion of this offering, we will have outstanding 16,228,731 shares of common stock, which include:

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6,708,332 shares that we sold in our IPO, which included 874,999 shares sold to cover overallotments, 30,209 other shares, the 5,175,000 shares sold by the selling stockholders in our secondary public offering completed in January 2013, which included 675,000 shares sold subject to the underwriter’s option to purchase additional shares, 32,145 shares of common stock that were issued upon the exercise of options subsequent to the secondary offering completed in January 2013 and the 3,000,000 shares sold in this offering by the selling stockholders that unless purchased by affiliates, may be resold in the public market immediately after this offering; and

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1,283,045 shares will be “restricted securities,” as defined under Rule 144 under the Securities Act, and eligible for sale in the public market subject to the requirements of Rule 144, all of which will be subject to lock-up agreements and will become available for resale in the public market beginning 90 days after the date of this prospectus.

In addition, we have reserved 1,250,000 shares of common stock for issuance under the 2012 Omnibus Equity Incentive Plan. See Item 11. “Executive Compensation—2012 Omnibus Equity Incentive Plan” in our Form 10-K, which is incorporated by reference herein. As of December 30, 2012, we had 1,052,861 shares of common stock issuable upon exercise of outstanding options (857,072 of which were fully vested).

With limited exceptions as described under the caption “Underwriting,” the lock-up agreements with the underwriters of this offering prohibit a shareholder from selling, contracting to sell or otherwise disposing of any common stock or securities that are convertible or exchangeable for common stock or entering into any arrangement that transfers the economic consequences of ownership of our common stock for at least 90 days from the date of the prospectus filed in connection with this offering, although the lead underwriters may, in their sole discretion and at any time without notice, release all or any portion of the securities subject to these lock-up agreements. The lead underwriters have advised us that they have no present intent or arrangement to release any shares subject to a lock-up and will consider the release of any lock-up on a case-by-case basis. Upon a request to release any shares subject to a lock-up, the lead underwriters would consider the particular circumstances surrounding the request including, but not limited to, the length of time before the lock-up expires, the number of shares requested to be released, reasons for the request, the possible impact on the market for our common stock and whether the holder of our shares requesting the release is an officer, director or other affiliate of ours. As a result of these lock-up agreements, notwithstanding earlier eligibility for sale under the provisions of Rule 144, none of these shares may be sold until at least 90 days after the date of this prospectus.

Pursuant to our stockholder agreement, 1,203,829 shares still have registration rights. Should the holders of these shares exercise their registration rights under our stockholder agreement, the shares registered would no longer be restricted securities and would be freely tradable in the open market.

As restrictions on resale expire or as shares are registered, our share price could drop significantly if the holders of these restricted or newly registered shares sell them or are perceived by the market as intending to sell them. These sales might also make it more difficult for us to sell securities in the future at a time and at a price that we deem appropriate.

If securities analysts or industry analysts downgrade our shares, publish negative research or reports, or do not publish reports about our business, our share price and trading volume could decline.

The trading market for our common stock is influenced by the research and reports that industry or securities analysts publish about us, our business and our industry. If one or more analysts adversely change their recommendation regarding our shares or our competitors’ stock, our share price would likely decline. If one or more analysts cease coverage of us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our share price or trading volume to decline.

Anti-takeover provisions in our charter documents and under Delaware law could make an acquisition of us more difficult, limit attempts by our stockholders to replace or remove our current management and limit the market price of our common stock.

Provisions in our certificate of incorporation and bylaws, as amended and restated, may have the effect of delaying or preventing a change of control or changes in our management. Our amended and restated certificate of incorporation and amended and restated bylaws include provisions that:

■	authorize our board of directors to issue, without further action by the stockholders, up to 15,000,000 shares of undesignated preferred stock;

■	require that any action to be taken by our stockholders be effected at a duly called annual or special meeting and not by written consent;

■	specify that special meetings of our stockholders can be called only by a majority of our board of directors, the Chair of our board of directors, or our Chief Executive Officer;

■	establish an advance notice procedure for stockholder proposals to be brought before an annual meeting, including proposed nominations of persons for election to our board of directors;

■	establish that our board of directors is divided into three classes, with each class serving three-year staggered terms;

■	prohibit cumulative voting in the election of directors;

■	provide that our directors may be removed only for cause by the holders of a supermajority of our outstanding shares of capital stock;

■	provide that vacancies on our board of directors may be filled only by a majority of directors then in office, even though less than a quorum; and

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require the approval of our board of directors or the holders of a supermajority of our outstanding shares of capital stock to amend our bylaws and certain provisions of our certificate of incorporation.

These provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our board of directors, which is responsible for appointing the members of our management. In addition, because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the Delaware General Corporation Law, which generally prohibits a Delaware corporation from engaging in any of a broad range of business combinations with any “interested” stockholder (any stockholder with 15% or more of our capital stock) for a period of three years following the date on which the stockholder became an “interested” stockholder.

Since we do not expect to pay any dividends for the foreseeable future, investors in this offering may be forced to sell their stock in order to realize a return on their investment.

Since we do not expect to pay any dividends for the foreseeable future, investors may be forced to sell their shares in order to realize a return on their investment. Other than the dividend paid in connection with entering into our Old Credit Facility, we have not declared or paid any dividends on our common stock. We do not anticipate that we will pay any dividends to holders of our common stock for the foreseeable future. Any payment of cash dividends will be at the discretion of our board of directors and will depend on our financial condition, capital requirements, legal requirements, earnings and other factors. Our ability to pay dividends is restricted by the terms of our New Revolving Credit Facility and might be restricted by the terms of any indebtedness that we incur in the future. Consequently, you should not rely on dividends in order to receive a return on your investment. See Item 5. “Market For Registrant’s Common Equity, Related Stockholder Matters and Issuer purchases of Equity Securities—Dividend Policy” in our Form 10-K, which is incorporated by reference herein.

Our reported financial results may be adversely affected by changes in accounting principles applicable to us.

Our reported financial results may be adversely affected by changes in accounting principles applicable to us. Generally accepted accounting principles in the U.S. (“GAAP”) are subject to interpretation by the Financial Accounting Standards Board (“FASB”), the American Institute of Certified Public Accountants, the SEC and various bodies formed to promulgate and interpret appropriate accounting principles. A change in these principles or interpretations could have a significant effect on our reported financial results, and could affect the reporting of transactions completed before the announcement of a change. In addition, the SEC has announced a multi-year plan that could ultimately lead to the use of International Financial Reporting Standards by U.S. issuers in their SEC filings. Any such change could have a significant effect on our reported financial results.

Our ability to raise capital in the future may be limited.

Our ability to raise capital in the future may be limited. Our business and operations may consume resources faster than we anticipate. In the future, we may need to raise additional funds through the issuance of new equity securities, debt or a combination of both. Additional financing may not be available on favorable terms, or at all. If adequate funds are not available on acceptable terms, we may be unable to fund our capital requirements. If we issue new debt securities, the debt holders would have rights senior to common stockholders to make claims on our assets, and the terms of any debt could restrict our operations, including our ability to pay dividends on our common stock. If we issue additional equity securities, existing shareholders will experience dilution, and the new equity securities could have rights senior to those of our common stock. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, our stockholders bear the risk of our future securities offerings, diluting their interest and reducing the market price of our common stock.

Conflicts of interest may arise because some of our directors are principals of investment funds.

Representatives of Goode Partners and our Founders occupy a majority of the seats on our board of directors. Goode Partners is in the business of making investments in companies and may acquire and hold interests in businesses that compete directly or indirectly with us. Goode Partners may also pursue acquisition opportunities that may be complementary to our business and, as a result, those acquisition opportunities may not be available to us. Our Founders could also invest in entities that directly or indirectly compete with us. As a result of these relationships, when conflicts arise between the interests of Goode Partners and our Founders and the interests of our stockholders, these directors may not be disinterested.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements under the captions “Summary” and “Risk Factors” included elsewhere in this prospectus, Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Item 1. “Business” included in our Form 10-K, both of which are incorporated by reference herein, and elsewhere in this prospectus may include forward-looking statements. These statements reflect the current views of our senior management with respect to future events and our financial performance. These statements include forward-looking statements with respect to our business and industry in general. Statements that include the words “expect,” “intend,” “plan,” “believe,” “project,” “forecast,” “estimate,” “may,” “should,” “anticipate” and similar statements of a future or forward-looking nature identify forward-looking statements for purposes of the federal securities laws or otherwise.

Forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or will be important factors that could cause our actual results to differ materially from those indicated in these statements. We believe that these factors include, but are not limited to, the following:

■	the success of our existing and new restaurants;

■	our ability to identify appropriate sites and develop and expand our operations;

■	changes in economic conditions, including continuing effects from the recent recession;

■	damage to our reputation or lack of acceptance of our brand in existing or new markets;

■	economic and other trends and developments, including adverse weather conditions, in the local or regional areas in which our restaurants are located;

■	the impact of negative economic factors, including the availability of credit, on our landlords and surrounding tenants;

■	changes in food availability and costs;

■	labor shortages and increases in our labor costs, including as a result of changes in government regulation, such as the adoption of the new federal health care legislation;

■	increased competition in the restaurant industry and the segments in which we compete;

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the impact of legislation and regulations regarding nutritional information, and new information or attitudes regarding diet and health or adverse opinions about the health of consuming our menu offerings;

■	the impact of federal, state and local beer, liquor and food service regulations;

■	the success of our marketing programs;

■	the impact of new restaurant openings, including on the effect on our existing restaurants of opening new restaurants in the same markets;

■	the loss of key members of our management team;

■	strain on our infrastructure and resources caused by our growth;

■	the impact of litigation;

■	the inadequacy of our insurance coverage and fluctuating insurance requirements and costs;

■	the impact of our indebtedness on our ability to invest in the ongoing needs of our business;

■	our ability to obtain debt or other financing on favorable terms or at all;

■	the impact of a potential requirement to record asset impairment charges in the future;

■	the impact of security breaches of confidential customer information in connection with our electronic processing of credit and debit card transactions;

■	inadequate protection of our intellectual property;

■	the failure of our information technology system or the breach of our network security;

■	a major natural or man-made disaster;

■	our increased costs and obligations as a result of being a public company;

■	the impact of federal, state and local tax rules;

■	the impact of electing to take advantage of certain exemptions applicable to emerging growth companies;

■	the impact of our election and the loss of our ability to avail ourselves of the controlled-company exemptions from corporate governance requirements of the Nasdaq Marketplace rules;

■	volatility in the price of our common stock;

■	the impact of future sales of our common stock in the public market, and the exercise of stock options and any additional capital raised by us through the sale of our common stock;

■	the potential to no longer benefit from our relationship with Goode Partners;

■	the impact of a downgrade of our shares by securities analysts or industry analysts, the publication of negative research or reports, or lack of publication of reports about our business;

■	the effect of anti-takeover provisions in our charter documents and under Delaware law;

■	the effect of our decision to not pay dividends for the foreseeable future;

■	the effect of changes in accounting principles applicable to us;

■	our ability to raise capital in the future;

■	the conflicts of interest that may arise because some of our directors are principals of investment funds; and

■	other factors discussed under the headings “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.”

The foregoing factors should not be construed as exhaustive and should be read together with the other cautionary statements included in this prospectus. If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may differ materially from what we anticipate. Any forward-looking statements you read in this prospectus reflect our views as of the date of this prospectus with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. Before making a decision to purchase our common stock, you should carefully consider all of the factors identified in this prospectus that could cause actual results to differ.

USE OF PROCEEDS

We will not receive any proceeds from the sale of common stock by the selling stockholders, including any sale of shares from the exercise by the underwriters of their option to purchase additional shares from the selling stockholders. The selling stockholders who are our officers will obtain the shares they will sell if the underwriters option to purchase additional shares is exercised by exercising 86,684 stock options under the Amended and Restated 2006 Stock Plan. We will receive $239,248 in proceeds from the exercise of these stock options. We have agreed to pay certain expenses related to this offering, which we estimate to be approximately $370,000.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of December 30, 2012 on an actual basis. You should read this information in conjunction with “Use of Proceeds” included elsewhere in this prospectus and Item 6. “Selected Consolidated Historical Financial and Operating Data”, Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity” and our consolidated financial statements and related notes in our Form 10-K all of which are incorporated by reference in this prospectus.

AS OF DECEMBER 30, 2012
(In thousands)
Cash and cash equivalents	$5,855

Long-term debt, including current portion:
Revolving Credit Facility[1]	$5,000

Total debt	5,000
Stockholders’ Equity:
Common Stock	159
Paid-in Capital	80,307
Retained earnings	6,997

Total stockholders’ equity	87,463

Total capitalization	$92,463

[1]

On November 30, 2012, we entered into our New Revolving Credit Facility, a $25.0 million secured revolving credit facility and borrowed $5.0 million thereunder to repay all the debt outstanding under and to terminate our Old Credit Facility as well as pay fees and expenses associated with our New Revolving Credit Facility. As of April 9, 2013, we had $6.0 million of outstanding indebtedness under our New Revolving Credit Facility.

DILUTION

Except for the 86,684 shares to be sold by certain of our officers by exercising stock options under the Amended and Restated 2006 Stock Plan if the underwriters’ option to purchase additional shares is exercised in full, the shares of common stock to be sold by the selling stockholders pursuant to this prospectus are currently issued and outstanding. Accordingly, the only dilution to our existing stockholders as a result of this offering will be as a result of the exercise of stock options by certain of our officers.

PRINCIPAL AND SELLING STOCKHOLDERS

The following table sets forth the beneficial ownership information of our shares of common stock in connection with this offering of 3,000,000 shares of our common stock and 450,000 shares of our common stock subject to the underwriters’ option to purchase additional shares as of April 9, 2013 for:

■	each person known to us to be the beneficial owner of more than 5% of our shares of common stock;

■	each of our named executive officers;

■	each of our directors;

■	all of our executive officers and directors as a group; and

■	each selling stockholder.

The table also sets forth such persons’ beneficial ownership of common stock immediately after this offering.

Unless otherwise noted below, the address of the persons and entities listed on the table is c/o Chuy’s Holdings, Inc., 1623 Toomey Rd., Austin, Texas 78704. We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock reflected as beneficially owned, subject to applicable community property laws.

Beneficial ownership and percentage of beneficial ownership is based on 16,228,731 shares of our common stock outstanding at April 9, 2013. Shares of common stock subject to options currently exercisable or exercisable within 60 days of April 9, 2013 are deemed to be outstanding and beneficially owned by the person holding the options for the purpose of computing the percentage of beneficial ownership of that person and any group of which that person is a member, but are not deemed outstanding for the purpose of computing the percentage of beneficial ownership for any other person.

	COMMON STOCK BENEFICIALLY OWNED (1)					PERCENTAGE OF SHARES BENEFICIALLY OWNED
NAME	PRIOR TO THE OFFERING	SHARES BEING OFFERED	SHARES SUBJECT TO OPTION TO PURCHASE ADDITIONAL SHARES	AFTER THE OFFERING	AFTER THE OFFERING (OPTION TO PURCHASE ADDITIONAL SHARES EXERCISED IN FULL)	PRIOR TO THE OFFERING	AFTER THE OFFERING	AFTER THE OFFERING (OPTION TO PURCHASE ADDITIONAL SHARES EXERCISED IN FULL)
Goode Partners LLC (2)	3,682,041	2,917,679	353,346	764,362	411,016	22.7%	4.7%	2.5%
FMR LLC (3)	1,979,482	—	—	1,979,482	1,979,482	12.2%	12.2%	12.2%
Massachusetts Financial Services Company (4)	871,190	—	—	871,190	871,190	5.4%	5.4%	5.4%
MY/ZP Equity, LP (5)	417,901	—	—	417,901	417,901	2.6%	2.6%	2.6%
J.P. Morgan Funds (6)	103,887	82,321	9,970	21,566	11,596	0.6%	0.1%	0.1%
Jose Ferreira, Jr. (7)	15,000	—	—	15,000	15,000	0.1%	0.1%	0.1%
Starlette Johnson	—	—	—	—	—	—	—	—
Saed Mohseni	—	—	—	—	—	—	—	—
David J. Oddi (2)	3,682,041	2,917,679	353,346	764,362	411,016	22.7%	4.7%	2.5%
Michael C. Stanley (8)	—	—	—	—	—	—	—	—
Michael R. Young (5)	417,901	—	—	417,901	417,901	2.6%	2.6%	2.6%
John A. Zapp (5)	417,901	—	—	417,901	417,901	2.6%	2.6%	2.6%
Ira Zecher	1,450	—	—	1,450	1,450	—	—	—
Steve Hislop	230,080	—	50,000	230,080	180,080	1.4%	1.4%	1.1%
Jon Howie	18,276	—	—	18,276	18,276	0.1%	0.1%	0.1%
Sharon Russell	46,944	—	11,092	46,944	35,852	0.3%	0.3%	0.2%
Frank Biller	57,586	—	—	57,586	57,586	0.4%	0.4%	0.4%
Michael Hatcher	43,771	—	14,500	43,771	29,271	0.3%	0.3%	0.2%
Ted Zapp	46,944	—	11,092	46,944	35,852	0.3%	0.3%	0.2%
All Directors and Executive Officers as a group (14 persons)	4,559,993	2,917,679	440,030	1,642,314	1,202,284	27.5%	9.9%	7.2%

(1)

Based on shares of common stock outstanding as of April 9, 2013, including 375,804 shares subject to options to purchase our common stock exercisable within the 60 days following April 9, 2013. Ira Zecher, Steve Hislop, Jon Howie, Sharon Russell, Frank Biller, Michael Hatcher and Ted Zapp held options to purchase 1,450, 230,080, 9,787, 36,975, 21,750, 38,787, and 36,975 shares of common stock, respectively, which are exercisable within the 60 days following April 9, 2013. After this offering, Steve Hislop, Sharon Russell, Michael Hatcher and Ted Zapp will hold options to purchase 180,080, 25,883, 24,287 and 25,883 shares of common stock, respectively, if the underwriters’ option to purchase additional shares is exercised in full.
(2)

Represents shares beneficially owned by Goode Partners. David Oddi, one of our directors, is a member of Goode Investors I, LLC, or GP I, which is the general partner of Goode Partners Consumer Fund I, L.P., or GPCF I, which is the managing member of Goode Chuy’s Holdings, LLC and Goode Chuy’s Direct Investors LLC. David is also the managing director of Goode Partners, which manages GP I and GPCF I, collectively referred to as the “Goode Entities.” David has voting and dispositive power of the shares and may be deemed to indirectly beneficially own the shares held by Goode Partners because of his affiliation with the Goode Entities. David disclaims beneficial ownership of the shares held by Goode Chuy’s Holdings, LLC and Goode Chuy’s Direct Investors LLC. The address of our Goode Partners is c/o Goode Partners LLC, 767 Third Avenue, 22nd Floor, New York, New York 10017.

(3)

According to Amendment No. 1 to Schedule 13G (the “Amendment”) filed on February 14, 2013 by FMR LLC (“FMR”), FMR has sole voting power with respect to 1,979,482 shares of common stock and sole dispositive power with respect to 95,900 shares of common stock. The Amendment reported that these shares include (a) 1,883,582 shares beneficially owned by Fidelity Management & Research Company, a wholly-owned subsidiary of FMR, (b) 95,900 shares beneficially owned by Pyramis Global Advisors Trust Company, a wholly-owned subsidiary of FMR, and (c) 95,900 shares for which Edward C. Johnson 3d, Chairman of FMR, has sole voting and dispositive power. The address for FMR is 82 Devonshire Street, Boston, Massachusetts 02109.

(4)

According to a Schedule 13G filed on February 12, 2013 by Massachusetts Financial Services Company, Massachusetts Financial Services Company has sole voting and dispositive power with respect to 871,190 shares of common stock. The address of Massachusetts Financial Services Company is 111 Huntington Avenue, Boston, Massachusetts 02199.

(5)

Represents shares beneficially owned by MY/ZP Equity, an entity in which Mike Young and John Zapp, our Founders and directors, are the limited partners. MY/ZP GP, LLC (“MY/ZP GP”) is the sole general partner of MY/ZP Equity. Mike, as trustee of the Young Descendants’ Trust, and John are the members of MY/ZP GP and each has voting and dispositive power of the shares and may each be deemed to indirectly beneficially own the shares. Both Mike and John disclaim beneficial ownership of the shares held by MY/ZP Equity.

(6)

Represents 102,849 shares beneficially owned by J.P. Morgan U.S. Direct Corporate Finance Institutional Investors III LLC (“CFII III”) and 1,038 shares beneficially owned by 522 Fifth Avenue Fund, L.P. (“522 Fund” together with CFII III, the “JPM Funds”). J.P. Morgan Investment Management Inc. (“JPM Investment Management”), a registered investment advisor, controls the voting and disposition of these shares as the owner of the managing member of CFII III and as investment advisor to the 522 Fund. The JPM Funds and JPM Investment Management are affiliated with the following registered broker-dealers: JPMorgan Securities LLC, Chase Investment Services Corp., JPMorgan Distribution Services and J.P. Morgan Institutional Investments Inc. The JPM Funds purchased the securities in the ordinary course of business and at the time of the purchase of the securities to be resold, JPM Funds had no agreements or understandings, directly, or indirectly, with any person to distribute the securities. The address of each of the JPM Funds is c/o J.P. Morgan Investment Management Inc., 270 Park Avenue, New York, New York 10017.

(7)	Joe Ferreira’s address is c/o Goode Partners LLC, 767 Third Avenue, 22nd Floor, New York, New York 10017.
(8)	Michael C. Stanley is an employee of Goode Partners. Michael Stanley’s address is c/o Goode Partners LLC, 767 Third Avenue, 22nd Floor, New York, New York 10017.

DESCRIPTION OF CAPITAL STOCK

The following discussion is a summary of the terms of our capital stock, our amended and restated certificate of incorporation and bylaws and certain applicable provisions of Delaware law. Copies of our amended and restated certificate of incorporation and bylaws are exhibits to the registration statement of which this prospectus is a part.

General

Our authorized capital stock consists of 60,000,000 shares of common stock, par value $0.01, of which 16,228,731 shares are issued and outstanding and 15,000,000 shares of preferred stock, par value $0.01, none of which are issued and outstanding. Prior to the completion of this offering, we have approximately 13 holders of record of our common stock. The number of holders of record is based upon the actual number of holders registered at such date and does not include holders of shares in “street name” or persons, partnerships, associates, corporations, or the entities in security position listings maintained by depositories.

Common Stock

Voting Rights

The holders of our common stock are entitled to one vote per share on any matter to be voted upon by stockholders. Our certificate of incorporation does not provide for cumulative voting in connection with the election of directors, and accordingly, holders of more than 50% of the shares voting will be able to elect all of the directors. The holders of a majority of the shares of common stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy constitute a quorum at all meetings of the shareholders for the transaction of business.

Dividends

The holders of our common stock are entitled to dividends our board of directors may declare, from time to time, from funds legally available therefore, subject to the preferential rights of the holders of our preferred stock, if any, and any contractual limitations on our ability to declare and pay dividends.

Other Rights

No holder of our common stock has any preemptive right to subscribe for any shares of our capital stock issued in the future.

Upon any voluntary or involuntary liquidation, dissolution, or winding up of our affairs, the holders of our common stock are entitled to share ratably in all assets remaining after payment of creditors and subject to prior distribution rights of our preferred stock, if any.

Preferred Stock

No shares of our preferred stock are outstanding. Our amended and restated certificate of incorporation provides that our board of directors may, by resolution, establish one or more classes or series of preferred stock having the number of shares and relative voting rights, designations, dividend rates, liquidation, and other rights, preferences, and limitations as may be fixed by them without further stockholder approval. The holders of our preferred stock may be entitled to preferences over common stockholders with respect to dividends, liquidation, dissolution, or our winding up in such amounts as are established by the resolutions of our board of directors approving the issuance of such shares.

The issuance of our preferred stock may have the effect of delaying, deferring or preventing a change in control of us without further action by the holders and may adversely affect voting and other rights of holders of our common stock. In addition, issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could make it more difficult for a third party to acquire a majority of the outstanding shares of voting stock. At present, we have no plans to issue any shares of preferred stock.

Registration Rights

The following describes the registration rights of certain of our stockholders under our stockholders agreement. In addition to the rights described below, certain provisions of our stockholders agreement terminated in connection with our IPO, including certain provisions of the stockholders agreement related to transfer restrictions, tag along rights, drag along rights, right of first offer, participation rights and corporate governance provisions.

Demand Registration Rights

At any time and from time to time following the consummation of a qualified initial public offering Goode Chuy’s Holdings, its affiliates and its permitted transferees, J.P. Morgan U.S. Direct Corporate Finance Institutional Investors, III, LLC and 522 Fifth Avenue Fund, L.P., will be able to require us to use our reasonable best efforts to register their common stock under the Securities Act (subject to certain exceptions). In addition, following the consummation of a qualified initial public offering and upon the earlier of (a) the second anniversary of the qualified initial public offering or (b) the six month anniversary of a demand by one of the stockholders listed above, MY/ZP Equity may make one written request for registration under the Securities Act.

Form S-3 Registration Rights

When we become qualified to file registration statements on Form S-3, any party which may demand registration of their securities, may request that the registration be made on Form S-3. However, we are not required to register securities on Form S-3 more than twice in one year.

Piggyback Registration Rights

If we propose to register any of our own securities under the Securities Act in a public offering, we will be required to provide notice to Goode Chuy’s Holdings, its affiliates and its permitted transferees, J.P. Morgan U.S. Direct Corporate Finance Institutional Investors, III, LLC, 522 Fifth Avenue Fund, L.P., MY/ZP Equity, Steve Hislop, Frank Biller, option holders, or any of their permitted transferees relating to the registration and provide them with the right to include their shares in the registration statement. These piggy-back registration rights are subject to certain exceptions set forth in the stockholders agreement. Pursuant to the terms of the stockholders agreement, we obtained waivers of these piggy back registration rights from our stockholders with respect to the offering described in this prospectus.

Expenses of Registration

We will be required to bear the registration expenses, other than underwriting discounts and commissions and transfer taxes, associated with any registration of shares of our common stock held by Goode Chuy’s Holdings or other holders of our capital stock with registration rights under our stockholders agreement.

Termination of Registration Rights

Pursuant to the stockholders agreement, our stockholders’ registration rights will terminate at such time as our stockholders are eligible to sell their shares pursuant to Rule 144, cease to hold our securities (or hold rights to acquire our securities) or as otherwise terminated pursuant to the written agreement of the parties thereto.

Anti-takeover Provisions

Delaware Anti-Takeover Law

We are subject to Section 203 of the Delaware General Corporation Law. Section 203 generally prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

■

prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

■

the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (a) shares owned by persons who are directors and also officers and (b) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

■

on or subsequent to the date of the transaction, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a business combination to include:

■	any merger or consolidation involving the corporation and the interested stockholder;

■	any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

■	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

■

any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; and

■	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the date of determination and any entity or person affiliated with or controlling or controlled by the entity or person.

Certificate of Incorporation and Bylaw Provisions

Provisions of our certificate of incorporation and bylaws, each as amended and restated, may delay or discourage transactions involving an actual or potential change in our control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares, or transactions that our stockholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of our common stock. Among other things, our certificate of incorporation and bylaws:

■	provide that the authorized number of directors may be changed only by resolution of the board of directors;

■

provide that all vacancies, including newly created directorships, may, except as otherwise required by law, only be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

■

provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide notice in writing in a timely manner, and also specify requirements as to the form and content of a stockholder’s notice;

■

do not provide for cumulative voting rights (therefore allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose);

■	provide that special meetings of our stockholders may be called only by the chairman of the board, our chief executive officer, the majority of our board of directors; and

■

require the approval of our board of directors or the holders of a supermajority of our outstanding shares of capital stock to amend our bylaws and certain provisions of our certificate of incorporation.

Transfer agent and registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC.

Listing

Our shares of common stock are listed on the Nasdaq Global Select Market under the symbol “CHUY.”

DESCRIPTION OF INDEBTEDNESS

New Revolving Credit Facility

On November 30, 2012, we entered into our New Revolving Credit Facility, a $25.0 million secured revolving credit facility with our subsidiaries, as guarantors, and Wells Fargo Bank, National Association, as administrative agent, swingline lender, issuing lender, and lender. Our New Revolving Credit Facility also provides for letters of credit in an amount equal to the lesser of $5.0 million or the available borrowings under our New Revolving Credit Facility. On the same date, we borrowed $5.0 million under our New Revolving Credit Facility to repay the approximately $5.0 million of debt outstanding under our Old Credit Facility and to pay fees and expenses associated with our New Revolving Credit Facility. In connection with the repayment of the approximately $5.0 million of debt outstanding under our Old Credit Facility, we terminated our Old Credit Facility. As of April 9, 2013, we had $6.0 million of outstanding indebtedness under our New Revolving Credit Facility. Our New Revolving Credit Facility will mature on November 30, 2017, unless we exercise our option to voluntarily reduce all of the commitment before the maturity date.

Under our New Revolving Credit Facility, we may request to increase the size of our New Revolving Credit Facility by up to $25.0 million, in minimum principal amounts of $5.0 million or the remaining amount of the $25.0 million if less than $5.0 million (the “Incremental Revolving Loan”), which Incremental Revolving Loan will be effective after 10 days written notice to the agent. In the event that any of the lenders fund the Incremental Revolving Loan, the terms and provisions of the Incremental Revolving Loan will be the same as under our New Revolving Credit Facility.

All borrowings under our New Revolving Credit Facility will bear interest at a variable rate based, at our election, on (i) the base rate (which is the highest of the prime rate, federal funds rate plus 0.50% or one month LIBOR) plus 1%, or (ii) LIBOR, plus, in either case, an applicable margin based on our consolidated total lease adjusted leverage ratio. Our New Revolving Credit Facility also provides for commitment fees that accrue on the daily unused commitment of the lender at the applicable margin, which varies based on our consolidated total lease adjusted leverage ratio. Our consolidated total lease adjusted leverage ratio is calculated by adding our indebtedness plus the product of our rental expense for the preceding four quarters multiplied by eight divided by our EBITDAR, as calculated under our New Revolving Credit Facility, for the preceding four quarters. We have elected a variable rate of interest based on LIBOR. As of December 30, 2012, our interest rate was 2.1%. Interest is due at the end of each quarter if we select to pay interest based on the base rate and at the end of each LIBOR period (which shall be a period of one, two, three or six months as specified to the agent by us or, if agreed by all lenders, any other period of twelve months or less) if we select to pay interest based on LIBOR.

Our New Revolving Credit Facility is (i) jointly and severally guaranteed by us and each of our subsidiaries and any future subsidiaries that execute the New Revolving Credit Facility as a guarantor and (ii) secured by a first priority lien on substantially all of our and our subsidiaries’ assets excluding any permit, lease, license, contract or other instrument in which a grant of lien is prohibited.

Our New Revolving Credit Facility requires us to comply with certain financial tests, including:

■

a maximum consolidated total lease adjusted leverage ratio as of the last day of any quarter until December 28, 2014 of 4.00:1.00 and as of the last day of any quarter from March 29, 2015 until maturity of 3.50:1.00; and

■	a minimum consolidated fixed charge ratio as of the last day of any quarter of 2.00:1.00.

In addition, our New Revolving Credit Facility contains other customary negative covenants limiting, among other things, additional indebtedness; additional liens; investments; mergers, acquisitions and consolidations; the sale of assets and stock; the declaration or payment of dividends, except subsidiaries may declare and pay a dividend to us; affiliate transactions; accounting changes; organizational document changes; further negative pledges; other restrictive agreements; and changes to the nature of our business. Our New Revolving Credit Facility also contains customary events of default, including principal and interest payment defaults; breaches of representations and warranties; covenant defaults; defaults under other agreements relating to our New Revolving Credit Facility; defaults in the payment of other indebtedness in an aggregate amount in excess of $2.0 million or the performance of agreements relating to other indebtedness in an aggregate amount in excess of $2.0 million; a change in control; events of bankruptcy; failure of any security document relating to our New Revolving Credit Facility to be in full force and effect; and certain other occurrences which result in liabilities of over $2.0 million to us. If an event of default occurs, the lenders may, among other remedies, terminate the commitments under our New Revolving Credit Facility and require the immediate repayment of all outstanding borrowings and the cash collateralization of all outstanding letters of credit under our New Revolving Credit Facility.

The Old Credit Facility

On May 24, 2011, our wholly owned subsidiary, Chuy’s Opco, Inc., entered into our Old Credit Facility, a $67.5 million senior secured credit facility with GCI Capital Markets LLC, as administrative agent and sole bookrunner, General Electric Capital Corporation, as syndication agent, and a syndicate of financial institutions and other entities. The Old Credit Facility provided for (a) a revolving credit facility, (b) a Term A Loan, (c) a delayed draw Term B Loan, and (d) an incremental term loan. Except for the incremental term loan, all borrowings under our Old Credit Facility bore interest at a variable rate based on prime, federal funds or LIBOR plus an applicable margin based on our total leverage ratio. Interest was due at the end of each month if Chuy’s Opco, Inc. had selected to pay interest based on the Index Rate or at the end of each LIBOR period if Chuy’s Opco, Inc. had selected to pay interest based on LIBOR. On March 21, 2012, we entered into a credit facility amendment to increase the available amount under our Old Credit Facility from $67.5 million to $92.5 million and borrowed the additional $25.0 million under our Term A Loan facility. We used the net proceeds from our IPO and additional Company funds to repay approximately $79.4 million of the Company’s loans outstanding under the Old Credit Facility. The total outstanding debt under our Old Credit Facility after the repayment was approximately $5.0 million. On November 30, 2012, we repaid all outstanding borrowings under our Old Credit Facility with proceeds from our New Revolving Credit Facility and terminated the Old Credit Facility. We had elected a variable rate of interest based on LIBOR under our Term A Loan. Prior to this election, we paid a fixed rate of 10.0%. Following this election, our interest rate became 8.5%. Based on the prepayment of $79.4 million under our Old Credit Facility, using the net proceeds from our IPO, our effective interest rate decreased to 7.0% on October 22, 2012.

The Revolving Credit Facility

The revolving credit facility allowed Chuy’s Opco, Inc. to borrow up to $5.0 million including a $500,000 sublimit for letters of credit. The unpaid balance of the revolving credit facility was required to be paid by May 24, 2016 or sooner if an event of default occured thereunder.

Term A Loan

The Term A Loan was a $77.5 million term loan facility, which was scheduled to mature in May 2016. Quarterly principal payments of $131,250 commenced on December 31, 2011 with the entire unpaid balance due at maturity on May 24, 2016 or sooner if an event of default occured thereunder. In connection with the credit facility amendment, we borrowed an additional $25.0 million bringing the total outstanding borrowings under the Term A Loan facility to $77.5 million. Effective March 31, 2012, we were required to make principal payments of $193,750 each quarter with the entire unpaid balance due at maturity on May 24, 2016 or sooner if an event of default occurs thereunder. We repaid our Term A Loan in full with borrowings under our New Revolving Credit Facility.

Delayed Draw Term B Loan

The delayed draw Term B Loan was a $10.0 million term loan facility, which may be drawn upon after 30 days notice to the lenders prior to May 24, 2013. The entire unpaid balance of the delayed draw Term B Loan was scheduled to mature on May 24, 2016 or sooner if an event of default occurs thereunder.

Incremental Term Loan

Chuy’s Opco, Inc. was permitted to request up to four incremental term loans of amounts of not more than $5.0 million, and in an increment of $5.0 million in excess thereof, but not to exceed $20.0 million in the aggregate for all such incremented term loans, which could have been drawn upon after 30 days written notice to the agent and any lender agreeing to fund an incremental loan. In the event that any lenders had funded any of the incremental term loans, the terms and provisions of each incremental term loan, including the interest rate, would have been determined by Chuy’s Opco, Inc. and the lenders, but the terms and provisions of the applicable incremental term loan could not have been more favorable to any lender providing any portion of such incremental term loan than the terms and provisions of the loans provided under the old revolving credit facility, the Term A Loan and the delayed draw Term B Loan.

Other Terms of the Old Credit Facility

The Old Credit Facility was (i) jointly and severally guaranteed by us and each of our subsidiaries and (ii) secured by a first priority lien on substantially all of our and our subsidiaries’ assets excluding any lease, license, contract or agreement in which a grant of a lien is prohibited.

Our Old Credit Facility, as amended, required us to comply with certain financial tests, including:

■

a maximum capital expenditures limitation per year in an aggregate amount of $22.0 million in 2012, $24.9 million in 2013, $27.7 million in 2014, $28.1 million in 2015 and $13.3 million for the remaining term of the loan in 2016; provided, however, that any unutilized portion of such capital expenditures, may be utilized in the immediately succeeding year limited to 50% of the total maximum expenditure amount of the previous year;

■

a minimum fixed charge coverage ratio for the four quarters then ended on or about September 30, 2012 of not less than 2.10:1.00, which ratio varied from 2.10:1.00 to 2.00:1.00 over the remaining term of the loan;

■	a maximum total leverage ratio for the four quarters then ended on or about September 30, 2012 of not more than 2.75:1.00;

■

a maximum lease adjusted leverage ratio for the four quarters then ended on or about September 30, 2012 of not more than 6.20:1.00, which ratio varied from 6.20:1.00 to 5.30:1.00 over the term of the loan.

In addition, our Old Credit Facility contained customary financial and non-financial covenants limiting, among other things, mergers and acquisitions; investments, loans and advances; employee loans and affiliate transactions; changes to capital structure and the business; additional guaranteed indebtedness, additional liens; the declaration or payment of dividends, except subsidiaries may declare and pay a dividend to us; and the sale of stock and assets. Our Old Credit Facility contained customary events of default, including payment defaults, breaches of representations and warranties, covenant defaults, defaults under other material debt, events of bankruptcy and insolvency, failure of any guaranty or security document supporting the Old Credit Facility to be in full force and effect, and a change of control of our business.

Our Old Credit Facility required that if we issued stock in an initial public offering, we had to make a mandatory prepayment under our Term A Loan in the amount sufficient to reduce our total leverage ratio (as defined in our old facility) to 2.00:1.00.

We used the following amounts of the net proceeds from our Old Credit Facility as follows:

■

approximately $20.8 million to repay all outstanding loans and accrued and unpaid interest, servicing fees, commitment fees and letter of credit fees under our credit facility with Wells Fargo Capital Finance, Inc.;

■	approximately $10.1 million to repay the outstanding principal, interest and expenses under our credit facility with HBK Investments L.P.;

■	approximately $1.6 million to pay the expenses of the lenders; and

■	approximately $20.0 million to pay a dividend of $19.0 million to our preferred stockholders and other special one-time cash bonus payments to certain members of Chuy’s Opco, Inc.’s management.

On March 21, 2012, we entered into a credit facility amendment to increase the available amount under our Old Credit Facility from $67.5 million to $92.5 million. In connection with the amendment, we borrowed an additional $25.0 million under the Term A Loan facility under our Old Credit Facility. We used the net proceeds from the amendment and the additional borrowings under the Term A Loan facility as follows:

■	approximately $22.5 million to repurchase shares of our common stock, series A preferred stock, series B preferred stock, and series X preferred stock on April 6, 2012;

■	approximately $2.0 million to pay the termination fee to terminate the advisory agreement with Goode Partners; and

■	approximately $0.6 million to pay transaction costs related to the credit facility amendment and the stock repurchase.

On November 30, 2012, we entered into our New Revolving Credit Facility, a $25.0 million secured revolving credit facility and borrowed $5.0 million thereunder to repay all the debt outstanding under our Old Credit Facility and to pay fees and expenses associated with our New Revolving Credit Facility. As of April 9, 2013 we had $6.0 million of outstanding indebtedness under our New Revolving Credit Facility.

Note Payable to Founders

In conjunction with our acquisition by Goode Partners, Chuy’s Opco, Inc. entered into a promissory note in the amount of $1.3 million in favor of Three Star Management, Ltd. The note bore interest at 15.00% per annum and required principal and interest payments of $77,778 per month commencing on September 1, 2009 through maturity in November 2011, with initial payments allocated to accrued and unpaid interest. As of November 2011, the note payable to our Founders was paid in full.

Previous Financing Arrangements

In 2006, Chuy’s Opco, Inc. entered into a credit agreement with each of Wells Fargo Capital Finance, Inc. and HBK Investments L.P. as administrative agents to, among other things, finance the acquisition of the restaurants owned by Michael Young and John Zapp, pay the related fees and expenses of the acquisition and provide funds for the operation of Chuy’s Opco, Inc. These loans were repaid in their entirety using the proceeds from our Old Credit Facility.

Wells Fargo Credit Facility

Our wholly owned subsidiary and its subsidiaries entered into two term loans, term loan A and a new unit term loan, each in the amount of $5.0 million. At Chuy’s Opco, Inc.’s request, and if certain requirements were met, the new unit term loan could be increased by up to $10.0 million. The term loan A bore interest at a variable rate based on the prime rate or LIBOR plus an applicable margin. Our interest rate under the term loan A immediately prior to repayment of the loan on May 24, 2011 was 8.25%. Principal payments of $62,500 and interest payments were due monthly under our Term A Loan and all unpaid principal and accrued and unpaid interest was due at maturity in November 2011. The new unit term loan bore interest at a variable rate based on the prime rate or LIBOR plus an applicable margin. Our interest rate under the new unit term loan immediately prior to repayment of the loan on May 24, 2011 was 9.0%. Interest payments under the new unit term loan were required to be paid monthly and all unpaid principal and accrued and unpaid interest was due at maturity in November 2011. The term loan A and the new unit term loan required the maintenance of a minimum EBITDA, a minimum fixed charge coverage ratio, a maximum leverage ratio and capital expenditure limitations and were guaranteed by us.

Under the same credit facility, our wholly owned subsidiary, Chuy’s Opco, Inc., and its subsidiaries entered into a revolving line of credit that provided for borrowings and letters of credit of up to $5.0 million through maturity in November 2011. Interest was payable monthly at LIBOR plus 3.0%. Immediately prior to repayment of the loan on May 24, 2011, our interest rate was 8.25%. The revolving line of credit required the maintenance of a minimum EBITDA, a minimum fixed charge coverage ratio, a maximum leverage ratio and capital expenditure limitations and was guaranteed by us. Available borrowing capacity on the revolving line of credit on March 27, 2011 was $1.5 million.

HBK Credit Facility

Our wholly owned subsidiary, Chuy’s Opco, Inc., and each of its subsidiaries entered into a $10.0 million term loan facility with HBK Investments L.P. as administrative agent. This term loan bore interest at a variable rate based on prime, federal funds or LIBOR plus an applicable margin. Immediately prior to repayment of the loan on May 24, 2011, our interest rate was 14%. Interest was due monthly, with all unpaid principal and accrued and unpaid interest due at maturity in November 2011. This loan required the maintenance of a minimum EBITDA, a minimum fixed charge coverage ratio, a maximum leverage ratio and a maximum of capital expenditures. It was secured by a second lien on substantially all of our assets and was guaranteed by us.

Other Financing Information

As of December 30, 2012, we had no financing transactions, arrangements or other relationships with any unconsolidated entities or related parties except with entities controlled by our Founders. Additionally, we had no financing arrangements involving synthetic leases or trading activities involving commodity contracts.

In the longer term, we will explore other options to raise capital, including but not limited to, renegotiating our senior credit facilities, public or private equity or other debt financing.

SHARES ELIGIBLE FOR FUTURE SALE

Future sales of substantial amounts of common stock, including shares issued upon the exercise of outstanding options, in the public market or the possibility of these sales occurring, could adversely affect prevailing market prices or our ability to raise equity capital in the future.

Upon completion of this offering, 16,228,731 shares of common stock will be outstanding, assuming no exercise of options after April 9, 2013. The 6,708,332 shares sold in our IPO, which included 874,999 shares sold to cover overallotments, 30,209 other shares, the 5,175,000 shares sold in the secondary offering completed in January 2013 by certain selling stockholders, which included 675,000 shares that were sold pursuant to the underwriter’s option to purchase additional shares, the 32,145 shares of common stock that were issued upon the exercise of options subsequent to the secondary offering completed in January 2013 and the 3,000,000 shares sold in this offering by the selling stockholders will be freely tradable unless purchased by our “affiliates” as that term is defined in Rule 144 under the Securities Act. Except as set forth below, the 1,283,045 other shares of common stock outstanding after this offering will be “restricted securities” as that term is defined in Rule 144 under the Securities Act and will be subject to lock-up agreements. These remaining shares will generally become available for sale in the public market as follows:

■	no restricted shares will be eligible for immediate sale upon the closing of this offering; and

■	1,283,045 shares will be eligible for sale upon expiration of the lock-up agreements 90 days after the date of this prospectus, assuming no extension pursuant to the lock-up agreements.

Rule 144

In general, under Rule 144 as currently in effect, a person or persons who is an affiliate, or whose shares are aggregated and who owns shares that were acquired from the issuer or an affiliate at least six months ago, would be entitled to sell, within any three-month period, a number of shares that does not exceed the greater of (i) 1% of our then outstanding common shares, which would be approximately 162,287 common shares immediately after this offering, or (ii) an amount equal to the average weekly reported volume of trading in our common shares on all national securities exchanges and/or reported through the automated quotation system of registered securities associations during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC. Sales in reliance on Rule 144 are also subject to other requirements regarding the manner of sale, notice and availability of current public information about us.

A person or persons whose common shares are aggregated, and who is not deemed to have been one of our affiliates at any time during the 90 days immediately preceding the sale, may sell restricted securities in reliance on Rule 144(b)(1) without regard to the limitations described above, subject to our compliance with Exchange Act reporting obligations for at least three months before the sale, and provided that six months have expired since the date on which the same restricted securities were acquired from us or one of our affiliates, and provided further that such sales comply with the current public information provision of Rule 144 (until the securities have been held for one year). As defined in Rule 144, an “affiliate” of an issuer is a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, that same issuer.

Lock-up Agreements

We, our directors and executive officers, and all of the selling stockholders entered into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which we and each of these persons or entities, with limited exceptions, for a period of 90 days after the date of the final prospectus, may not, without the prior written consent of the underwriters, (1) offer, pledge, announce the intention to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any of our common shares (including, without limitation, common shares which may be deemed to be beneficially owned by such directors, executive officers, managers and members in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant) or (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common shares, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of common shares or such other securities, in cash or otherwise. These lock-up restrictions may be extended in specified circumstances and are subject to exceptions specified in the lock-up agreements. See “Underwriting.”

Registration Rights

Upon the closing of this offering, the holders of 1,203,829 shares of common stock will be entitled to rights with respect to the registration of their shares under the Securities Act, subject to the lock-up arrangement described above. Registration of these shares under the Securities Act would result in the shares becoming freely tradable without restriction under the Securities Act (except for shares held by affiliates) immediately upon the effectiveness of registration. Any sales of securities by these stockholders could adversely affect the trading price of our shares of common stock. See “Description of Capital Stock—Registration Rights.”

Equity Incentive Plan

We filed with the SEC a registration statement under the Securities Act covering the shares of common stock subject to outstanding stock options granted under our equity incentive plans. Upon exercise, the shares underlying the outstanding stock options are available for sale in the open market, subject to Rule 144 volume limitations applicable to our affiliates and the lock-up agreements described above.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES FOR NON-U.S. HOLDERS

General

The following is a discussion of the material U.S. federal income tax consequences of the acquisition, ownership, and disposition of our common stock by a non-U.S. holder, as defined below, that acquires our common stock pursuant to this offering. This discussion assumes that a non-U.S. holder will hold our common stock issued pursuant to this offering as a capital asset within the meaning of Section 1221 of the Code. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a particular investor in light of the investor’s individual circumstances. In addition, this discussion does not address (i) U.S. federal non-income tax laws, such as gift or estate tax laws, (ii) state, local or non-U.S. tax consequences, (iii) the special tax rules that may apply to certain investors, including, without limitation, banks, insurance companies, financial institutions, controlled foreign corporations, passive foreign investment companies, broker-dealers, grantor trusts, personal holding companies, taxpayers who have elected mark-to-market accounting, tax-exempt entities, regulated investment companies, real estate investment trusts, a partnership or other entity or arrangement classified as a partnership for United States federal income tax purposes or other pass-through entities, or an investor in such entities or arrangements, or U.S. expatriates or former long-term residents of the United States, (iv) the special tax rules that may apply to an investor that acquires, holds, or disposes of our common stock as part of a straddle, hedge, constructive sale, conversion or other integrated transaction, or (v) the impact, if any, of the alternative minimum tax.

This discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable U.S. Treasury Regulations promulgated thereunder, judicial opinions, and published rulings of the Internal Revenue Service, or the IRS, all as in effect on the date of this prospectus and all of which are subject to differing interpretations or change, possibly with retroactive effect. We have not sought, and will not seek, any ruling from the IRS or any opinion of counsel with respect to the tax consequences discussed herein, and there can be no assurance that the IRS will not take a position contrary to the tax consequences discussed below or that any position taken by the IRS would not be sustained.

As used in this discussion, the term “U.S. person” means a person that is, for U.S. federal income tax purposes, (i) a citizen or individual resident of the United States, (ii) a corporation (or other entity taxed as a corporation) created or organized (or treated as created or organized) in the United States or under the laws of the United States or any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if (A) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (B) it has in effect a valid election under applicable U.S. Treasury Regulations to be treated as a U.S. person. As used in this discussion, the term “non-U.S. holder” means a beneficial owner of our common stock (other than a partnership or other entity treated as a partnership or as a disregarded entity for U.S. federal income tax purposes) that is not a U.S. person.

The tax treatment of a partnership and each partner thereof will generally depend upon the status and activities of the partnership and such partner. A holder that is treated as a partnership for U.S. federal income tax purposes or a partner in such partnership should consult its own tax advisor regarding the U.S. federal income tax consequences applicable to it and its partners of the acquisition, ownership and disposition of our common stock.

THIS DISCUSSION IS ONLY A SUMMARY OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK. IT IS NOT TAX ADVICE. EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, AND NON-U.S. TAX LAWS, AS WELL AS U.S. FEDERAL ESTATE AND GIFT TAX LAWS, AND ANY APPLICABLE TAX TREATY.

Income Tax Consequences of an Investment in Common Stock

Distributions on Common Stock

If we pay cash or distribute property to holders of shares of common stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the holder’s adjusted tax basis in our common stock. Any remaining excess will be treated as gain from the sale or exchange of the common stock and will be treated as described under “—Gain or Loss on Sale, Exchange or Other Taxable Disposition of Common Stock” below.

Dividends paid to a non-U.S. holder that are not effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States generally will be subject to withholding of U.S. federal income tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty. A non-U.S. holder that wishes to claim the benefit of an applicable tax treaty withholding rate generally will be required to (i) complete IRS Form W-8BEN (or other applicable form) and certify under penalties of perjury that such holder is not a U.S. person and is eligible for the benefits of the applicable tax treaty or (ii) if our common stock is held through certain foreign intermediaries, satisfy the relevant certification requirements of applicable U.S. Treasury Regulations. These forms may need to be periodically updated.

A non-U.S. holder eligible for a reduced rate of withholding of U.S. federal income tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. holders should consult their own tax advisors regarding their entitlement to benefits under an applicable income tax treaty and the manner of claiming the benefits of such treaty (including, without limitation, the need to obtain a U.S. taxpayer identification number).

Dividends that are effectively connected with a non-U.S. holder’s conduct of a trade or business in the United States, and, if required by an applicable income tax treaty, attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States, are subject to U.S. federal income tax on a net income basis at the U.S. federal income tax rates generally applicable to a U.S. holder and are not subject to withholding of U.S. federal income tax, provided that the non-U.S. holder establishes an exemption from such withholding by complying with certain certification and disclosure requirements. Any such effectively connected dividends (and, if required, dividends attributable to a U.S. permanent establishment or fixed base) received by a non-U.S. holder that is treated as a foreign corporation for U.S. federal income tax purposes may be subject to an additional branch profits tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty.

Gain or Loss on Sale, Exchange or Other Taxable Disposition of Common Stock

Any gain recognized by a non-U.S. holder on a sale or other taxable disposition of our common stock generally will not be subject to U.S. federal income tax, unless:

(i) the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base of the non-U.S. holder),

(ii) the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met, or

(iii) we are or have been a United States real property holding corporation, or a USRPHC, for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the non-U.S. holder held the common stock, and, in the case where the shares of our common stock are regularly traded on an established securities market, the non-U.S. holder holds or held (at any time during the shorter of the five-year period ending on the date of disposition or the non-U.S. holder’s holding period) more than 5% of our common stock. A corporation generally is a USRPHC if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. We do not believe that we currently are a USRPHC, and do not expect to become a USRPHC.

Any gain recognized by a non-U.S. holder that is described in clause (i) or (iii) of the preceding paragraph generally will be subject to tax at the U.S. federal income tax rates generally applicable to a U.S. person, and the non-U.S.

holder will generally be required to file a U.S. tax return. Such non-U.S. holders are urged to consult their tax advisors regarding the possible application of these rules. Any gain of a corporate non-U.S. holder that is described in clause (i) above may also be subject to an additional branch profits tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty. An individual non-U.S. holder that is described in clause (ii) of such paragraph generally will be subject to a flat 30% tax (or a lower applicable tax treaty rate) on the U.S. source capital gain derived from the disposition, which may be offset by U.S. source capital losses during the taxable year of the disposition.

Information Reporting and Backup Withholding

We generally must report annually to the IRS and to each non-U.S. holder of our common stock the amount of dividends paid to such holder on our common stock and the tax, if any, withheld with respect to those dividends. Copies of the information returns reporting those dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder is a resident under the provisions of an applicable income tax treaty or agreement. Information reporting also is generally required with respect to the proceeds from sales and other dispositions of our common stock to or through the U.S. office (and in certain cases, the foreign office) of a broker.

Under some circumstances, U.S. Treasury Regulations require backup withholding of U.S. federal income tax, currently at a rate of 28%, on reportable payments with respect to our common stock. A non-U.S. holder generally may eliminate the requirement for information reporting (other than in respect to dividends, as described above) and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption. Notwithstanding the foregoing, backup withholding and information reporting may apply if either we or our paying agent has actual knowledge, or reason to know, that a holder is a U.S. person.

Backup withholding is not a tax. Rather, the amount of any backup withholding will be allowed as a credit against a non-U.S. holder’s U.S. federal income tax liability, if any, and may entitle such non-U.S. holder to a refund, provided that certain required information is timely furnished to the IRS. Non-U.S. holders should consult their own tax advisors regarding the application of backup withholding and the availability of and procedure for obtaining an exemption from backup withholding in their particular circumstances.

Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under the Foreign Account Tax Compliance Act (“FATCA”) to certain types of payments made to “foreign financial institutions” (as defined in the Code) and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on, or gross proceeds from the sale or other disposition of, our common stock paid to a “foreign financial institution” (as defined in the Code) or to a “nonfinancial foreign entity” (as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain U.S. persons or

U.S.-owned foreign entities (as defined in the Code), annually report certain information about such accounts, and withhold 30% on payments to non-compliant foreign financial institutions and certain other account holders. The U.S. Department of the Treasury has negotiated intergovernmental agreements with a number of jurisdictions that would alter the application of some of these requirements for some entities organized under the laws of or resident in such jurisdictions, and is in the process of negotiating a number of other such agreements. The above rules will apply to payments of dividends on our common stock made on or after January 1, 2014 and to payments of gross proceeds from the sale or other disposition of such stock on or after January 1, 2017. Prospective investors should consult their tax advisors regarding these withholding provisions.

UNDERWRITING

Subject to the terms and conditions set forth in the underwriting agreement dated                 , 2013, between us, the selling stockholders and the underwriters named below, the selling stockholders have agreed to sell to the underwriters and the underwriters have severally agreed to purchase from the selling stockholders the number of shares of common stock indicated in the table below:

UNDERWRITER	NUMBER OF SHARES
Jefferies LLC
Robert W. Baird & Co. Incorporated
KeyBanc Capital Markets Inc.
Raymond James & Associates, Inc.
Stephens Inc.

Total	3,000,000

Jefferies LLC and Robert W. Baird & Co. Incorporated are acting as joint book-running managers of this offering and as representatives of the underwriters named above. The selling stockholders may be deemed underwriters with respect to the shares they are offering.

The underwriting agreement provides that the obligations of the several underwriters are subject to certain conditions precedent such as the receipt by the underwriters of officers’ certificates and legal opinions and approval of certain legal matters by their counsel. The underwriting agreement provides that the underwriters will purchase all of the shares if any of them are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated. We and the selling stockholders have agreed to indemnify the underwriters and certain of their controlling persons against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make in respect of those liabilities.

The underwriters have advised us that they currently intend to make a market in our common stock. However, the underwriters are not obligated to do so and may discontinue any market-making activities at any time without notice. No assurance can be given as to the liquidity of the trading market for our common stock.

The underwriters are offering the common stock subject to their acceptance of the stock from the selling stockholders and subject to prior sale. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part. In addition, the underwriters have advised us that they do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.

Commission and Expenses

The underwriters have advised us that they propose to offer the common stock to the public at the public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of $             per share. The underwriters may allow, and certain dealers may reallow, a discount from the concession not in excess of $             per share to certain brokers and dealers. After the offering, the public offering price, concession and reallowance to dealers may be reduced by the representative. No such reduction will change the amount of proceeds to be received by the selling stockholders as set forth on the cover page of this prospectus.

The following table shows the public offering price, the underwriting discounts and commissions that the selling stockholders will pay the underwriters, and the proceeds, before expenses, to the selling stockholders in connection with this offering. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

	PER SHARE		TOTAL
	WITHOUT OPTION TO PURCHASE ADDITIONAL SHARES	WITH OPTION TO PURCHASE ADDITIONAL SHARES	WITHOUT OPTION TO PURCHASE ADDITIONAL SHARES	WITH OPTION TO PURCHASE ADDITIONAL SHARES
Public offering price	$	$	$	$
Underwriting discounts and commissions paid by the selling stockholders	$	$	$	$
Proceeds to the selling stockholders	$	$	$	$

We estimate expenses payable by us in connection with this offering, other than the underwriting discounts and commissions referred to above, will be approximately $            . We have agreed to reimburse the underwriters for certain of their expenses in an amount up to $30,000 as set forth in the underwriting agreement.

Listing

Our common stock is listed on the Nasdaq Global Select Market under the trading symbol “CHUY.”

Option to Purchase Additional Shares

The selling stockholders have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to an aggregate of 450,000 additional shares. If the underwriters exercise this option, each underwriter will be obligated, subject to specified conditions, to purchase a number of additional shares proportionate to that underwriter’s initial purchase commitment as indicated in the table above.

No Sales of Similar Securities

We, our officers, directors and selling stockholders will agree, subject to specified exceptions, not to directly or indirectly:

■

sell, offer, contract or grant any option to sell (including any short sale), pledge, transfer, establish an open “put equivalent position” within the meaning of Rule 16a-l(h) under the Securities Exchange Act of 1934, as amended; or

■

otherwise dispose of any common stock, options or warrants to acquire common stock, or securities exchangeable or exercisable for or convertible into common stock currently or hereafter owned either of record or beneficially; or

■

publicly announce an intention to do any of the foregoing for a period of 90 days after the date of this prospectus without the prior written consent of Jefferies LLC and Robert W. Baird & Co. Incorporated.

This restriction will terminate after the close of trading of the common stock on and including the 90 days after the date of this prospectus subject to certain exceptions.

Jefferies LLC and Robert W. Baird & Co. Incorporated may, in their sole discretion and at any time or from time to time before the termination of the 90-day period, without public notice, release all or any portion of the securities subject to lock-up agreements. There are no existing agreements between the underwriters and any of our stockholders who executed a lock-up agreement, providing consent to the sale of our stock prior to the expiration of the lock-up period.

Stabilization

The underwriters have advised us that, pursuant to Regulation M under the Securities Exchange Act of 1934, as amended, certain persons participating in the offering may engage in transactions, including overallotment, stabilizing bids, syndicate covering transactions or the imposition of penalty bids, which may have the effect of stabilizing or maintaining the market price of our common stock at a level above that which might otherwise prevail in the open market. Overallotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Establishing short sales positions may involve either “covered” short sales or “naked” short sales.

“Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares of our common stock in this offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares of our common stock or purchasing shares of our common stock in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market, as compared to the price at which they may purchase shares through the option to purchase additional shares.

“Naked” short sales are sales in excess of the option to purchase additional shares of our common stock. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares of our common stock in the open market after pricing that could adversely affect investors who purchase in this offering.

A stabilizing bid is a bid for the purchase of common stock on behalf of the underwriters for the purpose of fixing or maintaining the price of our common stock. A syndicate covering transaction is the bid for or the purchase of common stock on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with the offering. Similar to other purchase transactions, the underwriter’s purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. A penalty bid is an arrangement permitting the underwriters to reclaim the selling concession otherwise accruing to a syndicate member in connection with the offering if the common stock originally sold by such syndicate member are purchased in a syndicate covering transaction and therefore have not been effectively placed by such syndicate member.

Neither we, the selling stockholders nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. The underwriters are not obligated to engage in these activities and, if commenced, any of the activities may be discontinued at any time.

Electronic Distribution

A prospectus in electronic format may be made available by e-mail or on the web sites or through online services maintained by one or more of the underwriters or their affiliates. In those cases, prospective investors may view offering terms online and may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations. Other than the prospectus in electronic format, the information on the underwriters’ web sites and any information contained in any other web site maintained by any of the underwriters is not part of this prospectus, has not been approved and/or endorsed by us or the underwriters and should not be relied upon by investors.

Affiliations

The underwriter and certain of its affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriter and certain of its affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the issuer, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriters and certain of their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the Company. The underwriters and certain of their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

European Economic Area. In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any shares which are the subject of the offering contemplated by this prospectus may not be made in that Relevant Member State except that an offer to the public in that Relevant Member State of any shares may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than 43,000,000 and (3) an annual net turnover of more than 50,000,000, as shown in its last annual or consolidated accounts;

(c) to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

(d) in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of the shares shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

Each person in a Relevant Member State who receives any communication in respect of, or who acquires any shares under, the offers contemplated in this prospectus will be deemed to have represented, warranted and agreed to and with each underwriter and us that:

(a) it is a qualified investor within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive; and

(b) in the case of any shares acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, (i) the shares acquired by it in the offer have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State, other than qualified investors, as that term is defined in the Prospectus Directive, or in circumstances in which the prior consent of the representatives has been given to the offer or resale; or (ii) where shares have been acquired by it on behalf of persons in any Relevant Member State other than qualified investors, the offer of those shares to it is not treated under the Prospectus Directive as having been made to such persons.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase any shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each underwriter has represented, warranted and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) to persons who are investment professionals falling within Article 19(5) of the FSMA (Financial Promotion) Order 2005 or in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b) it has complied with and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

Disclosure of the Securities and Exchange Commission’s Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

LEGAL MATTERS

Jones Day, Dallas, Texas, will pass upon the validity of our shares of common stock offered by this prospectus. Certain legal matters in connection with this offering will be passed upon for the underwriters by Latham & Watkins LLP.

EXPERTS

The consolidated financial statements appearing in our Form 10-K for the year ended December 30, 2012 have been audited by McGladrey LLP, an independent registered public accounting firm, as set forth in their report included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

INCORPORATION BY REFERENCE

The SEC allows us to incorporate information by reference into this prospectus. This means that we can disclose important information to you by referring you to another document that we filed with the SEC. The information incorporated by reference is considered to be part of this prospectus. We incorporate by reference portions of our Form 10-K filed with the SEC on March 28, 2013, excluding information deemed to be furnished and not filed with the SEC.

The following information is incorporated by reference into this prospectus:

■	the information regarding our business, properties, and legal proceedings is hereby incorporated by reference to Part I, Items 1, 2 and 3, respectively, of our Form 10-K;

■

the information regarding the market price of and dividends on our common stock, related stockholders matters and securities authorized for issuance under our equity compensation plans is hereby incorporated by reference to Part II, Item 5 of our Form 10-K and Part III, Item 12 of our Form 10-K;

■	our selected financial data is hereby incorporated by reference to Part II, Item 6 of our Form 10-K;

■	our management’s discussion and analysis of financial condition and results of operations is hereby incorporated by reference to Part II, Item 7 of our Form 10-K;

■	the information regarding qualitative and quantitative disclosures about our market risk is hereby incorporated by reference to Part II, Item 7A of our Form 10-K;

■	our financial information is hereby incorporated by reference to Part II, Item 8 of our Form 10-K;

■	the information regarding changes in and disagreements with accountants on accounting and financial disclosure, if any, is hereby incorporated by reference to Part II, Item 9 of our Form 10-K;

■

the information regarding our directors and executive officers and corporate governance is hereby incorporated by reference to Part III, Item 10 of our Form 10-K except for the information disclosed pursuant to Items 405, 406 and paragraphs (c)(3), (d)(4) and (d)(5) of 407 of Regulation S-K;

■

the information regarding our executive compensation for the last completed fiscal year is hereby incorporated by reference to Part III, Item 11 of our Form 10-K, except for the information disclosed pursuant to paragraph (e)(5) of Item 407 of Regulation S-K; and

■	the information regarding the Company’s relationships and related party transactions is hereby incorporated by reference to Part III, Item 13 of the Form 10-K.

Any statement contained in a document incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus. Any statement that is modified or superseded will not constitute a part of this prospectus, except as modified or superseded.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of these filings, other than an exhibit to these filings unless we have specifically incorporated that exhibit by reference into the filing, upon written or oral request and at no cost to the requester. Requests should be made by writing or telephoning us at the following address:

Chuy’s Holdings, Inc.

Attn: Corporate Secretary

1623 Toomey Road

Austin, Texas 78704

(512) 473-2783

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to our shares of common stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. Some items are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the shares of common stock offered hereby, we refer you to the registration statement and the exhibits and schedules filed therewith. Statements contained in this prospectus as to the contents of any contract, agreement or any other document are summaries of the material terms of this contract, agreement or other document. With respect to each of these contracts, agreements or other documents filed as an exhibit to the registration statement, reference is made to the exhibits for a more complete description of the matter involved. You can read our SEC filings, including the registration statement and the exhibits and schedules thereto, at the SEC’s website at www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street, N.E., Washington, DC 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

We are subject to the informational requirements of the Exchange Act and are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You are able to inspect and copy these reports and other information at the public reference facilities maintained by the SEC at the address noted above. You are also able to obtain copies of this material from the Public Reference Room as described above, or inspect them without charge at the SEC’s website. We intend to furnish our stockholders with annual reports containing consolidated financial statements audited by our independent registered public accounting firm. Our filings with the SEC, including our annual, quarterly and current reports and amendments to those reports, are also available free of charge on our website as soon as reasonably practicable after they are filed with, or furnished to, the SEC. Our website is located at www.chuys.com. Our website and the information contained therein or connected thereto shall not be deemed to be incorporated into this prospectus or the registration statement of which this prospectus forms a part, and you should not rely on any such information in making your decision whether to purchase our securities.

Chuy's
MEXICAN FOOD
Fine
TEX MEX
Chuy's
Chuy's
MEXICAN FOOD
Chuy's
MEXICAN FOOD

Until                     , 2013 (25 days after the date of this prospectus), all dealers that buy, sell or trade our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

3,000,000 Shares

Chuy’s Holdings, Inc.

Common Stock

PROSPECTUS

Joint Book-Running Managers

Jefferies

Baird

Co-Managers

KeyBanc Capital Markets

Raymond James

Stephens Inc.

                    , 2013

PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other expenses of issuance and distribution.

The following table sets forth all costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the issuance and distribution of the shares of common stock being registered. All amounts shown are estimates except for the SEC registration fee.

AMOUNT TO BE PAID
SEC registration fee	$15,120
Printing and engraving expense	70,000
Legal fees and expenses	175,000
Accounting fees and expenses	60,000
FINRA filing fee	17,130
Transfer agent fees and expenses	5,300
Miscellaneous expenses	27,450

Total	$370,000

Item 14. Indemnification of directors and officers.

We are incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as an officer, director, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who are, or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses that such officer or director has actually and reasonably incurred. Our certificate of incorporation and our bylaws, each of which as will become effective upon the closing of this offering, provide for the indemnification of our directors and officers to the fullest extent permitted under the Delaware General Corporation Law.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability for any:

■	transaction from which the director derives an improper personal benefit;

■	act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

■	unlawful payment of dividends, unlawful stock purchase or redemption of shares; or

■	breach of a director’s duty of loyalty to the corporation or its stockholders.

Our certificate of incorporation and bylaws include such a provision. Expenses incurred by any officer or director in defending any such action, suit or proceeding in advance of its final disposition shall be paid by us upon delivery to us of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified by us.

Section 174 of the Delaware General Corporation Law provides, among other things, that a director who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption may be held liable for such actions. A director who was either absent when the unlawful actions were approved, or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

As permitted by the Delaware General Corporation Law, we have entered into indemnity agreements with each of our directors and officers that require us to indemnify such persons against any and all expenses (including attorneys’ fees), witness fees, judgments, fines, settlements and other amounts incurred (including expenses of a derivative action) in connection with any action, suit or proceeding or alternative dispute resolution mechanism, inquiry hearing or investigation, whether threatened, pending or completed, to which any such person may be made a party by reason of the fact that such person is or was a director, an officer or an employee of our company, provided that such person’s conduct did not constitute a breach of his or her duty of loyalty to us or our stockholders, and was not an act or omission not in good faith or which involved intentional misconduct or a knowing violation of laws.

At present, there is no pending litigation or proceeding involving any of our directors or officers as to which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

We have an insurance policy covering our officers and directors with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

We plan to enter into an underwriting agreement that provides that the underwriters are obligated, under some circumstances, to indemnify our directors, officers and controlling persons against specified liabilities, including liabilities under the Securities Act.

Item 15. Recent Sales of Unregistered Securities.

Except as set forth below, in the three years preceding the filing of this registration statement, we have not issued any securities that were not registered under the Securities Act.

In August 2011, we sold 8,489 shares of our common stock at a price per share of $11.78 for an aggregate purchase price of $100,003 to Jon Howie.

In December 2010, we sold 9,969 shares of our common stock at a price per share of $10.04 for an aggregate purchase price of $100,048 to each of Ted Zapp, Sharon Russell and John Mountford and 4,984 shares of our common stock at a price per share of $10.04 for an aggregate purchase price of $50,024 to Michael Hatcher.

In May 2010, we sold 607,680 shares of our series X preferred stock at a price of $8.23 per share for an aggregate purchase price of $5.0 million to an affiliate of Goode Chuy’s Holdings, LLC, Steve Hislop, Frank Biller, MY/ZP Equity, LP, J.P. Morgan U.S. Direct Corporate Finance Institutional Investors III LLC and 522 Fifth Avenue Fund, L.P.

In May 2008, we sold 101,502 shares of our common stock at a price of $2.76 per share for an aggregate purchase price of $280,000 to Steve Hislop, our Chief Executive Officer, and, in April 2009, we sold 33,411 shares of our common stock at a price of $5.99 per share for an aggregate purchase price of $200,000 to Frank Biller, our Vice President of Operations, Southeast.

Since December 6, 2006, we have granted 1,087,840 and 154,932 options to purchase shares of our common stock to employees under our Amended and Restated 2006 Stock Option Plan and under our Chuy’s Holdings, Inc. 2012 Omnibus Equity Incentive Plan, respectively, at exercise prices ranging from $2.76 to $28.51 per share. During this period, options to purchase 340,513 shares of our common stock were exercised with an average per share exercise price of $2.86 for cash consideration to us in the aggregate amount of approximately $974,000.

The issuances of options, shares upon the exercise of options, series X preferred stock and common stock described above were deemed exempt from registration under Section 4(a)(2) or Regulation D of the Securities Act. All of the foregoing securities are deemed restricted securities for purposes of the Securities Act. The recipients of securities in the transactions exempt under Section 4(a)(2) or Regulation D of the Securities Act represented their intention to acquire the securities for investment purposes only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the stock certificates and instruments issued in such transactions.

Item 16. Exhibits and financial statement schedules.

(a) Exhibits

EXHIBIT NUMBER	DESCRIPTION

†1.1	Form of Underwriting Agreement

3.1	Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed on July 27, 2012)

3.2	Amended and Restated Bylaws as of the close of this offering (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K, filed on July 27, 2012)

4.1	Form of Common Stock Certificate (incorporated by reference to Exhibit 4.1 of Amendment No. 7 to the Registration Statement on Form S-1 (File No. 333-176097), filed on July 11, 2012)

4.2	Amended and Restated Stockholders Agreement, dated May 4, 2010, by and among Chuy’s Holdings, Inc., MY/ZP Equity, LP, Goode Chuy’s Holdings, LLC, Goode Chuy’s Direct Investors, LLC, J.P. Morgan U.S. Direct Corporate Finance Institutional Investors III LLC, 522 Fifth Avenue Fund, L.P., and certain other stockholders, optionholders and permitted transferees (incorporated by reference to Exhibit 4.2 to the Company’s Registration Statement on Form S-1 (File No. 333-176097), filed on August 5, 2011)

4.3	Amendment to Amended and Restated Stockholders Agreement, dated July 9, 2012, by and among Chuy’s Holdings, Inc., MY/ZP Equity, LP, Goode Chuy’s Holdings, LLC, Goode Chuy’s Direct Investors, LLC, J.P. Morgan U.S. Direct Corporate Finance Institutional Investors III LLC, 522 Fifth Avenue Fund, L.P., and certain other stockholders, optionholders and permitted transferees (incorporated by reference to Exhibit 4.3 of Amendment No. 7 to the Registration Statement on Form S-1 (File No. 333-176097), filed on July 11, 2012)

†5.1	Opinion of Jones Day

10.1	Credit Agreement, dated May 24, 2011, by and among Chuy’s Opco, Inc., as borrower, subsidiaries of Chuy’s Holdings, Inc., as guarantors, the lenders party thereto, General Electric Capital Corporation, as syndication agent, and GCI Capital Markets LLC, as administrative agent and sole bookrunner (incorporated by reference to Exhibit 10.1 to the Company’s Registration Statement on Form S-1 (File No. 333-176097), filed on August 5, 2011)

10.2	Employment Agreement, dated July 9, 2007, between Chuy’s Opco, Inc. and Steven J. Hislop (incorporated by reference to Exhibit 10.2 to the Company’s Registration Statement on Form S-1 (File No. 333-176097), filed on August 5, 2011)

10.3	Chuy’s Holdings, Inc. 2012 Omnibus Equity Incentive Plan (incorporated by reference to Exhibit 10.3 of Amendment No. 7 to the Registration Statement on Form S-1 (File No. 333-176097), filed on July 11, 2012)

10.4	Form of Restricted Share Agreement (2012 Omnibus Equity Incentive Plan) (incorporated by reference to Exhibit 10.4 of Amendment No. 7 to the Registration Statement on Form S-1 (File No. 333-176097), filed on July 11, 2012)

10.5	Form of Option Agreement (2012 Omnibus Equity Incentive Plan) (incorporated by reference to Exhibit 10.5 of Amendment No. 7 to the Registration Statement on Form S-1 (File No. 333-176097), filed on July 11, 2012)

EXHIBIT NUMBER	DESCRIPTION

10.6	Chuy’s Holdings, Inc. 2006 Stock Option Plan (incorporated by reference to Exhibit 10.6 to the Company’s Registration Statement on Form S-1 (File No. 333-176097), filed on August 5, 2011)

10.7	Form of Stock Option Award Agreement (2006 Stock Option Plan) (incorporated by reference to Exhibit 10.7 to the Company’s Registration Statement on Form S-1 (File No. 333-176097), filed on August 5, 2011)

10.8	Form of Director and Officer Indemnification Agreement (incorporated by reference to Exhibit 10.8 of Amendment No. 7 to the Registration Statement on Form S-1 (File No. 333-176097), filed on July 11, 2012)

10.9	Letter Agreement regarding Arbor Trails Chuy’s, dated November 7, 2006, by and between Chuy’s Opco, Inc. and Three Star Management, Ltd. (incorporated by reference to Exhibit 10.9 to the Company’s Registration Statement on Form S-1 (File No. 333-176097), filed on August 5, 2011)

10.10	Recipe License Agreement, dated November 7, 2006, by and between Chuy’s Opco, Inc. and MY/ZP IP Group, Ltd. (incorporated by reference to Exhibit 10.10 to the Company’s Registration Statement on Form S-1 (File No. 333-176097), filed on August 5, 2011)

10.11	Banana Peel Software License Agreement, dated November 7, 2006, by and between Chuy’s Opco, Inc. and Banana Peel, LLC (incorporated by reference to Exhibit 10.11 to the Company’s Registration Statement on Form S-1 (File No. 333-176097), filed on August 5, 2011)

10.12	Cross-Marketing License Agreement, dated November 7, 2006, by and between Chuy’s Opco, Inc. and MY/ZP IP Group, Ltd. (incorporated by reference to Exhibit 10.12 to the Company’s Registration Statement on Form S-1 (File No. 333-176097), filed on August 5, 2011)

10.13	Management Agreement, dated November 7, 2006, by and between Chuy’s Opco, Inc. and Three Star Management, Ltd. (incorporated by reference to Exhibit 10.13 to the Company’s Registration Statement on Form S-1 (File No. 333-176097), filed on August 5, 2011)

10.14	Management System License Agreement, dated November 7, 2006, by and between Chuy’s Opco, Inc. and MY/ZP IP Group, Ltd. (incorporated by reference to Exhibit 10.14 to the Company’s Registration Statement on Form S-1 (File No. 333-176097), filed on August 5, 2011)

10.15	Parade Sponsorship Agreement, dated November 7, 2006, by and between Chuy’s Opco, Inc. and MY/ZP IP Group, Ltd. (incorporated by reference to Exhibit 10.15 to the Company’s Registration Statement on Form S-1 (File No. 333-176097), filed on August 5, 2011)

10.16	Settlement Agreement, dated June 15, 2011, among Chuy’s Holdings, Inc., Goode Partners LLC, the Shackelford Affiliates and Goode Consumer Fund I, L.P. (incorporated by reference to Exhibit 10.16 to the Company’s Registration Statement on Form S-1 (File No. 333-176097), filed on August 5, 2011)

10.17	Promissory Note, dated November 7, 2006, between Chuy’s Opco, Inc. and Three Star Management, Ltd. (incorporated by reference to Exhibit 10.17 to the Company’s Registration Statement on Form S-1 (File No. 333-176097), filed on August 5, 2011)

10.18	Form of Chuy’s Holdings, Inc.’s 2009 Common Stock Subscription Agreement (incorporated by reference to Exhibit 10.18 to the Company’s Registration Statement on Form S-1 (File No. 333-176097), filed on August 5, 2011)

10.19	Form of Chuy’s Holdings, Inc.’s 2010 Common Stock Subscription Agreement (incorporated by reference to Exhibit 10.19 to the Company’s Registration Statement on Form S-1 (File No. 333-176097), filed on August 5, 2011)

10.20	Form of Chuy’s Holdings, Inc.’s 2010 Series X Preferred Stock Subscription Agreement (incorporated by reference to Exhibit 10.20 to the Company’s Registration Statement on Form S-1 (File No. 333-176097), filed on August 5, 2011)

EXHIBIT NUMBER	DESCRIPTION

10.21	Form of License Exercisable Upon Event of Default Under Lease Agreement (incorporated by reference to Exhibit 10.21 to the Company’s Registration Statement on Form S-1 (File No. 333-176097), filed on August 5, 2011)

10.22	Advisory Agreement, dated November 7, 2006, between Chuy’s Opco, Inc. and Goode Partners LLC (incorporated by reference to Exhibit 10.22 to the Company’s Registration Statement on Form S-1 (File No. 333-176097), filed on August 5, 2011)

10.23	Lease Agreement, dated November 7, 2006, between Young Zapp Graceland, Ltd. and Chuy’s Opco, Inc. (incorporated by reference to Exhibit 10.23 to the Company’s Registration Statement on Form S-1 (File No. 333-176097), filed on August 5, 2011)

10.24	Lease Agreement, dated January 1, 2002, between Young Zapp North Lamar, Ltd. and Chuy’s Opco, Inc., as amended, modified and assigned (incorporated by reference to Exhibit 10.24 to the Company’s Registration Statement on Form S-1 (File No. 333-176097), filed on August 5, 2011)

10.25	Lease Agreement, dated November 1, 1998, between Young-Zapp Joint Venture II and Chuy’s Opco, Inc., as amended, modified and assigned (incorporated by reference to Exhibit 10.25 to the Company’s Registration Statement on Form S-1 (File No. 333-176097), filed on August 5, 2011)

10.26	Lease Agreement, dated November 19, 1996, between Young Zapp Joint Venture-IV and Chuy’s Opco, Inc., as amended, modified and assigned (incorporated by reference to Exhibit 10.26 to the Company’s Registration Statement on Form S-1 (File No. 333-176097), filed on August 5, 2011)

10.27	Lease Agreement, dated January 22, 2001, between Young Zapp JVRR, Ltd. and Chuy’s Opco, Inc., as amended, modified and assigned (incorporated by reference to Exhibit 10.27 to the Company’s Registration Statement on Form S-1 (File No. 333-176097), filed on August 5, 2011)

10.28	Lease Agreement, dated June 1, 2003, between Young Zapp Shenandoah, Ltd. and Chuy’s Opco, Inc., as amended, modified and assigned (incorporated by reference to Exhibit 10.28 to the Company’s Registration Statement on Form S-1 (File No. 333-176097), filed on August 5, 2011)

10.29	Lease Agreement, dated April 22, 2008, between Young Zapp Arbor Trails, Ltd. and Chuy’s Opco, Inc. (incorporated by reference to Exhibit 10.29 to the Company’s Registration Statement on Form S-1 (File No. 333-176097), filed on August 5, 2011)

10.30	Form of Right to Repurchase Agreement (incorporated by reference to Exhibit 10.30 of Amendment No. 2 to the Registration Statement on Form S-1 (File No. 333-176097), filed on October 27, 2011)

10.31	Employment Agreement, dated November 16, 2011, between Chuy’s Holdings, Inc., Chuy’s Opco, Inc. and Steven J. Hislop (incorporated by reference to Exhibit 10.31 of Amendment No. 3 to the Registration Statement on Form S-1 (File No. 333-176097), filed on November 17, 2011)

10.32	Employment Agreement, dated November 16, 2011, between Chuy’s Holdings, Inc., Chuy’s Opco, Inc. and Jon W. Howie (incorporated by reference to Exhibit 10.32 of Amendment No. 3 to the Registration Statement on Form S-1 (File No. 333-176097), filed on November 17, 2011)

10.33	Form of Employment Agreement, between Chuy’s Holdings, Inc., Chuy’s Opco, Inc. and certain employees (incorporated by reference to Exhibit 10.33 of Amendment No. 3 to the Registration Statement on Form S-1 (File No. 333-176097), filed on November 16, 2011)

10.34	Chuy’s Holdings, Inc. Senior Management Incentive Plan (incorporated by reference to Exhibit 10.34 of Amendment No. 7 to the Registration Statement on Form S-1 (File No. 333-176097), filed on July 11, 2012)

EXHIBIT NUMBER	DESCRIPTION

10.35	Consent and First Amendment to Credit Agreement, dated as of March 21, 2012, by and among Chuy’s Opco, Inc., as borrower, the persons designated on the signature pages thereto as guarantors, the lenders party thereto and GCI Capital Markets LLC, as administrative agent for all lenders (incorporated by reference to Exhibit 10.35 of Amendment No. 5 to the Registration Statement on Form S-1 (File No. 333-176097), filed on May 17, 2012)

10.36	Agreement Relating to Termination of Advisory Agreement, dated as of March 21, 2012, between Chuy’s Opco, Inc. and Goode Partners LLC (incorporated by reference to Exhibit 10.36 of Amendment No. 5 to the Registration Statement on Form S-1 (File No. 333-176097), filed on May 17, 2012)

10.37	Chuy’s Holdings, Inc. Amended and Restated 2006 Stock Option Plan (incorporated by reference to Exhibit 10.37 of Amendment No. 5 to the Registration Statement on Form S-1 (File No. 333-176097), filed on May 17, 2012)

10.38	Voting Agreement, dated July 9, 2012, by and among Goode Chuy’s Holdings, LLC, MY/ZP Equity, LP, Goode Chuy’s Direct Investors, LLC, J.P. Morgan U.S. Direct Corporate Finance Institutional Investors III LLC and 522 Fifth Avenue Fund, L.P. (incorporated by reference to Exhibit 10.38 of Amendment No. 7 to the Registration Statement on Form S-1 (File No. 333-176097), filed on July 11, 2012)

10.39	Credit Agreement, dated November 30, 2012, by and among Chuy’s Holdings, Inc., as borrower, the subsidiaries of Chuy’s Holdings, Inc., as guarantors, and Wells Fargo Bank, N.A., as administrative agent, swingline lender, issuing lender and lender (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed on December 6, 2012)

21.1	Subsidiaries of Chuy’s Holdings, Inc. (incorporated by reference to Exhibit 21.1 to the Company’s Registration Statement on Form S-1 (File No. 333-176097), filed on August 5, 2011)

*23.1	Consent of McGladrey LLP

†23.2	Consent of Jones Day (included in Exhibit 5.1)

*24.1	Power of Attorney

*99.1	Consent of Technomic, Inc.

†99.2	Cover Page

*	Previously filed.
†	Filed herewith.

(b) Financial Statement Schedule

See our financial statements and the related notes to those statements, which are incorporated by reference herein.

Item 17. Undertakings.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on April 10, 2013.

CHUY’S HOLDINGS, INC.

By:	/s/ Steven J. Hislop
Steven J. Hislop
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on April 10, 2013.

SIGNATURES	TITLE

/s/ Steven J. Hislop	Director, President and Chief Executive Officer (Principal Executive Officer)
Steven J. Hislop

/s/ Jon W. Howie	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)
Jon W. Howie

*	Chairman of the Board, Director
Jose Ferreira, Jr.

*	Director
Starlette Johnson

*	Director
Saed Mohseni

*	Director
David J. Oddi

*	Director
Michael C. Stanley

*	Director
Michael R. Young

*	Director
John A. Zapp

*	Director
Ira L. Zecher

*By:	/s/ Jon W. Howie
Jon W. Howie Attorney-in-Fact

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION

†1.1	Form of Underwriting Agreement

3.1	Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed on July 27, 2012)

3.2	Amended and Restated Bylaws as of the close of this offering (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K, filed on July 27, 2012)

4.1	Form of Common Stock Certificate (incorporated by reference to Exhibit 4.1 of Amendment No. 7 to the Registration Statement on Form S-1 (File No. 333-176097), filed on July 11, 2012)

4.2	Amended and Restated Stockholders Agreement, dated May 4, 2010, by and among Chuy’s Holdings, Inc., MY/ZP Equity, LP, Goode Chuy’s Holdings, LLC, Goode Chuy’s Direct Investors, LLC, J.P. Morgan U.S. Direct Corporate Finance Institutional Investors III LLC, 522 Fifth Avenue Fund, L.P., and certain other stockholders, optionholders and permitted transferees (incorporated by reference to Exhibit 4.2 to the Company’s Registration Statement on Form S-1 (File No. 333-176097), filed on August 5, 2011)

4.3	Amendment to Amended and Restated Stockholders Agreement, dated July 9, 2012, by and among Chuy’s Holdings, Inc., MY/ZP Equity, LP, Goode Chuy’s Holdings, LLC, Goode Chuy’s Direct Investors, LLC, J.P. Morgan U.S. Direct Corporate Finance Institutional Investors III LLC, 522 Fifth Avenue Fund, L.P., and certain other stockholders, optionholders and permitted transferees (incorporated by reference to Exhibit 4.3 of Amendment No. 7 to the Registration Statement on Form S-1 (File No. 333-176097), filed on July 11, 2012)

†5.1	Opinion of Jones Day

10.1	Credit Agreement, dated May 24, 2011, by and among Chuy’s Opco, Inc., as borrower, subsidiaries of Chuy’s Holdings, Inc., as guarantors, the lenders party thereto, General Electric Capital Corporation, as syndication agent, and GCI Capital Markets LLC, as administrative agent and sole bookrunner (incorporated by reference to Exhibit 10.1 to the Company’s Registration Statement on Form S-1 (File No. 333-176097), filed on August 5, 2011)

10.2	Employment Agreement, dated July 9, 2007, between Chuy’s Opco, Inc. and Steven J. Hislop (incorporated by reference to Exhibit 10.2 to the Company’s Registration Statement on Form S-1 (File No. 333-176097), filed on August 5, 2011)

10.3	Chuy’s Holdings, Inc. 2012 Omnibus Equity Incentive Plan (incorporated by reference to Exhibit 10.3 of Amendment No. 7 to the Registration Statement on Form S-1 (File No. 333-176097), filed on July 11, 2012)

10.4	Form of Restricted Share Agreement (2012 Omnibus Equity Incentive Plan) (incorporated by reference to Exhibit 10.4 of Amendment No. 7 to the Registration Statement on Form S-1 (File No. 333-176097), filed on July 11, 2012)

10.5	Form of Option Agreement (2012 Omnibus Equity Incentive Plan) (incorporated by reference to Exhibit 10.5 of Amendment No. 7 to the Registration Statement on Form S-1 (File No. 333-176097), filed on July 11, 2012)

10.6	Chuy’s Holdings, Inc. 2006 Stock Option Plan (incorporated by reference to Exhibit 10.6 to the Company’s Registration Statement on Form S-1 (File No. 333-176097), filed on August 5, 2011)

10.7	Form of Stock Option Award Agreement (2006 Stock Option Plan) (incorporated by reference to Exhibit 10.7 to the Company’s Registration Statement on Form S-1 (File No. 333-176097), filed on August 5, 2011)

10.8	Form of Director and Officer Indemnification Agreement (incorporated by reference to Exhibit 10.8 of Amendment No. 7 to the Registration Statement on Form S-1 (File No. 333-176097), filed on July 11, 2012)

EXHIBIT NUMBER	DESCRIPTION

10.9	Letter Agreement regarding Arbor Trails Chuy’s, dated November 7, 2006, by and between Chuy’s Opco, Inc. and Three Star Management, Ltd. (incorporated by reference to Exhibit 10.9 to the Company’s Registration Statement on Form S-1 (File No. 333-176097), filed on August 5, 2011)

10.10	Recipe License Agreement, dated November 7, 2006, by and between Chuy’s Opco, Inc. and MY/ZP IP Group, Ltd. (incorporated by reference to Exhibit 10.10 to the Company’s Registration Statement on Form S-1 (File No. 333-176097), filed on August 5, 2011)

10.11	Banana Peel Software License Agreement, dated November 7, 2006, by and between Chuy’s Opco, Inc. and Banana Peel, LLC (incorporated by reference to Exhibit 10.11 to the Company’s Registration Statement on Form S-1 (File No. 333-176097), filed on August 5, 2011)

10.12	Cross-Marketing License Agreement, dated November 7, 2006, by and between Chuy’s Opco, Inc. and MY/ZP IP Group, Ltd. (incorporated by reference to Exhibit 10.12 to the Company’s Registration Statement on Form S-1 (File No. 333-176097), filed on August 5, 2011)

10.13	Management Agreement, dated November 7, 2006, by and between Chuy’s Opco, Inc. and Three Star Management, Ltd. (incorporated by reference to Exhibit 10.13 to the Company’s Registration Statement on Form S-1 (File No. 333-176097), filed on August 5, 2011)

10.14	Management System License Agreement, dated November 7, 2006, by and between Chuy’s Opco, Inc. and MY/ZP IP Group, Ltd. (incorporated by reference to Exhibit 10.14 to the Company’s Registration Statement on Form S-1 (File No. 333-176097), filed on August 5, 2011)

10.15	Parade Sponsorship Agreement, dated November 7, 2006, by and between Chuy’s Opco, Inc. and MY/ZP IP Group, Ltd. (incorporated by reference to Exhibit 10.15 to the Company’s Registration Statement on Form S-1 (File No. 333-176097), filed on August 5, 2011)

10.16	Settlement Agreement, dated June 15, 2011, among Chuy’s Holdings, Inc., Goode Partners LLC, the Shackelford Affiliates and Goode Consumer Fund I, L.P. (incorporated by reference to Exhibit 10.16 to the Company’s Registration Statement on Form S-1 (File No. 333-176097), filed on August 5, 2011)

10.17	Promissory Note, dated November 7, 2006, between Chuy’s Opco, Inc. and Three Star Management, Ltd. (incorporated by reference to Exhibit 10.17 to the Company’s Registration Statement on Form S-1 (File No. 333-176097), filed on August 5, 2011)

10.18	Form of Chuy’s Holdings, Inc.’s 2009 Common Stock Subscription Agreement (incorporated by reference to Exhibit 10.18 to the Company’s Registration Statement on Form S-1 (File No. 333-176097), filed on August 5, 2011)

10.19	Form of Chuy’s Holdings, Inc.’s 2010 Common Stock Subscription Agreement (incorporated by reference to Exhibit 10.19 to the Company’s Registration Statement on Form S-1 (File No. 333-176097), filed on August 5, 2011)

10.20	Form of Chuy’s Holdings, Inc.’s 2010 Series X Preferred Stock Subscription Agreement (incorporated by reference to Exhibit 10.20 to the Company’s Registration Statement on Form S-1 (File No. 333-176097), filed on August 5, 2011)

10.21	Form of License Exercisable Upon Event of Default Under Lease Agreement (incorporated by reference to Exhibit 10.21 to the Company’s Registration Statement on Form S-1 (File No. 333-176097), filed on August 5, 2011)

10.22	Advisory Agreement, dated November 7, 2006, between Chuy’s Opco, Inc. and Goode Partners LLC (incorporated by reference to Exhibit 10.22 to the Company’s Registration Statement on Form S-1 (File No. 333-176097), filed on August 5, 2011)

10.23	Lease Agreement, dated November 7, 2006, between Young Zapp Graceland, Ltd. and Chuy’s Opco, Inc. (incorporated by reference to Exhibit 10.23 to the Company’s Registration Statement on Form S-1 (File No. 333-176097), filed on August 5, 2011)

EXHIBIT NUMBER	DESCRIPTION

10.24	Lease Agreement, dated January 1, 2002, between Young Zapp North Lamar, Ltd. and Chuy’s Opco, Inc., as amended, modified and assigned (incorporated by reference to Exhibit 10.24 to the Company’s Registration Statement on Form S-1 (File No. 333-176097), filed on August 5, 2011)

10.25	Lease Agreement, dated November 1, 1998, between Young-Zapp Joint Venture II and Chuy’s Opco, Inc., as amended, modified and assigned (incorporated by reference to Exhibit 10.25 to the Company’s Registration Statement on Form S-1 (File No. 333-176097), filed on August 5, 2011)

10.26	Lease Agreement, dated November 19, 1996, between Young Zapp Joint Venture-IV and Chuy’s Opco, Inc., as amended, modified and assigned (incorporated by reference to Exhibit 10.26 to the Company’s Registration Statement on Form S-1 (File No. 333-176097), filed on August 5, 2011)

10.27	Lease Agreement, dated January 22, 2001, between Young Zapp JVRR, Ltd. and Chuy’s Opco, Inc., as amended, modified and assigned (incorporated by reference to Exhibit 10.27 to the Company’s Registration Statement on Form S-1 (File No. 333-176097), filed on August 5, 2011)

10.28	Lease Agreement, dated June 1, 2003, between Young Zapp Shenandoah, Ltd. and Chuy’s Opco, Inc., as amended, modified and assigned (incorporated by reference to Exhibit 10.28 to the Company’s Registration Statement on Form S-1 (File No. 333-176097), filed on August 5, 2011)

10.29	Lease Agreement, dated April 22, 2008, between Young Zapp Arbor Trails, Ltd. and Chuy’s Opco, Inc. (incorporated by reference to Exhibit 10.29 to the Company’s Registration Statement on Form S-1 (File No. 333-176097), filed on August 5, 2011)

10.30	Form of Right to Repurchase Agreement (incorporated by reference to Exhibit 10.30 of Amendment No. 2 to the Registration Statement on Form S-1 (File No. 333-176097), filed on October 27, 2011)

10.31	Employment Agreement, dated November 16, 2011, between Chuy’s Holdings, Inc., Chuy’s Opco, Inc. and Steven J. Hislop (incorporated by reference to Exhibit 10.31 of Amendment No. 3 to the Registration Statement on Form S-1 (File No. 333-176097), filed on November 17, 2011)

10.32	Employment Agreement, dated November 16, 2011, between Chuy’s Holdings, Inc., Chuy’s Opco, Inc. and Jon W. Howie (incorporated by reference to Exhibit 10.32 of Amendment No. 3 to the Registration Statement on Form S-1 (File No. 333-176097), filed on November 17, 2011)

10.33	Form of Employment Agreement, between Chuy’s Holdings, Inc., Chuy’s Opco, Inc. and certain employees (incorporated by reference to Exhibit 10.33 of Amendment No. 3 to the Registration Statement on Form S-1 (File No. 333-176097), filed on November 16, 2011)

10.34	Chuy’s Holdings, Inc. Senior Management Incentive Plan (incorporated by reference to Exhibit 10.34 of Amendment No. 7 to the Registration Statement on Form S-1 (File No. 333-176097), filed on July 11, 2012)

10.35	Consent and First Amendment to Credit Agreement, dated as of March 21, 2012, by and among Chuy’s Opco, Inc., as borrower, the persons designated on the signature pages thereto as guarantors, the lenders party thereto and GCI Capital Markets LLC, as administrative agent for all lenders (incorporated by reference to Exhibit 10.35 of Amendment No. 5 to the Registration Statement on Form S-1 (File No. 333-176097), filed on May 17, 2012)

10.36	Agreement Relating to Termination of Advisory Agreement, dated as of March 21, 2012, between Chuy’s Opco, Inc. and Goode Partners LLC (incorporated by reference to Exhibit 10.36 of Amendment No. 5 to the Registration Statement on Form S-1 (File No. 333-176097), filed on May 17, 2012)

10.37	Chuy’s Holdings, Inc. Amended and Restated 2006 Stock Option Plan (incorporated by reference to Exhibit 10.37 of Amendment No. 5 to the Registration Statement on Form S-1 (File No. 333-176097), filed on May 17, 2012)

EXHIBIT NUMBER	DESCRIPTION

10.38	Voting Agreement, dated July 9, 2012, by and among Goode Chuy’s Holdings, LLC, MY/ZP Equity, LP, Goode Chuy’s Direct Investors, LLC, J.P. Morgan U.S. Direct Corporate Finance Institutional Investors III LLC and 522 Fifth Avenue Fund, L.P. (incorporated by reference to Exhibit 10.38 of Amendment No. 7 to the Registration Statement on Form S-1 (File No. 333-176097), filed on July 11, 2012)

10.39	Credit Agreement, dated November 30, 2012, by and among Chuy’s Holdings, Inc., as borrower, the subsidiaries of Chuy’s Holdings, Inc., as guarantors, and Wells Fargo Bank, N.A., as administrative agent, swingline lender, issuing lender and lender (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed on December 6, 2012)

21.1	Subsidiaries of Chuy’s Holdings, Inc. (incorporated by reference to Exhibit 21.1 to the Company’s Registration Statement on Form S-1 (File No. 333-176097), filed on August 5, 2011)

*23.1	Consent of McGladrey LLP

†23.2	Consent of Jones Day (included in Exhibit 5.1)

*24.1	Power of Attorney

*99.1	Consent of Technomic, Inc.

†99.2	Cover Page

*	Previously filed.
†	Filed herewith.